                                                                    EXHIBIT 10.3




                      STOCK PURCHASE AND MERGER AGREEMENT


                                     AMONG


                       TRANSCOASTAL MARINE SERVICES, INC.

                         TRANSCOASTAL ACQUISITION, INC.

                                      AND

                        DICKSON GMP INTERNATIONAL, INC.

                              DICKSON MARINE, INC.

                             DICKSON NIGERIA, LTD.

              SERVICIOS Y CONSTRUCCIONES PETROLERAS VENTURA, C.A.

                            VENTURA RESOURCES, INC.

                                      AND

                      THE SHAREHOLDER OF THE DICKSON GROUP


                                 AUGUST 1, 1998

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----

                                                        ARTICLE I

                                                       DEFINITIONS


                                                        ARTICLE II

                                            PURCHASE, SALE AND MERGER; CLOSING

2.01     The Merger                                                                                                     1
2.02     Transfer of Stock                                                                                              2
2.03     Purchase Price                                                                                                 3
2.04     Closing                                                                                                        3
2.05     Assumption of Debts and Liabilities                                                                            4
2.06     Deliveries at Closing                                                                                          4
2.07     Contingent Consideration                                                                                       4
2.08     Calculation and Payment of Contingent Consideration                                                            5

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES
                                                    OF THE SHAREHOLDER

3.01     Good Title                                                                                                     7
3.02     Authorization and Validity of Agreements                                                                       7
3.03     No Withholding                                                                                                 7

                                                        ARTICLE IV

                                          REPRESENTATIONS AND WARRANTIES OF THE
                                  DICKSON GROUP AND THE SHAREHOLDER AND EACH TRANSFEREE

4.01     Organization                                                                                                   8
4.02     Qualification                                                                                                  8
4.03     Authority; Enforceability                                                                                      8
4.04     Consents; Absence of Conflicts                                                                                 8
4.05     Capitalization of the Dickson Group; Transfer of Shares                                                        9
4.06     Equity Investments and Affiliates                                                                              9
4.07     Absence of Changes                                                                                             9
4.08     Affiliate Transactions                                                                                        11
4.09     Real Property                                                                                                 11
4.10     Tangible Personal Property                                                                                    12

4.11     Permits                                                                                                       12
4.12     Contracts                                                                                                     13
4.13     Intellectual Property                                                                                         14
4.14     Accounts Receivable                                                                                           15
4.15     Brokers' Fees                                                                                                 16
4.16     Financial Statements                                                                                          16
4.17     Legal Compliance                                                                                              16
4.18     Taxes                                                                                                         16
4.19     Inventory                                                                                                     18
4.20     Litigation                                                                                                    18
4.21     Product and Service Warranty                                                                                  18
4.22     Employees; Employee Relations                                                                                 19
4.23     Employee Benefit Matters                                                                                      20
4.24     Environmental Matters                                                                                         23
4.25     Customers, Vendors and Suppliers                                                                              25
4.26     Bank Accounts                                                                                                 25
4.27     Insurance                                                                                                     25
4.28     Books and Records                                                                                             25
4.29     Certain Payments                                                                                              26
4.30     Investment                                                                                                    26

                                                        ARTICLE V

                                     REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
                                                  AND ACQUISITION CORP.

5.01     Organization                                                                                                  26
5.02     Qualification                                                                                                 26
5.03     Authority; Enforceability                                                                                     26
5.04     Consents; Absence of Conflicts                                                                                27
5.05     Capitalization of the Acquiror                                                                                27
5.06     Reports; Financial Statements                                                                                 27
5.07     Absence of Certain Changes or Events                                                                          28
5.08     Representations as to Shares Issued                                                                           28
5.09     Brokers' Fees                                                                                                 28

                                                        ARTICLE VI

                                    COVENANTS OF THE DICKSON GROUP AND THE SHAREHOLDER

6.01     Affirmative Covenants of the Dickson Group and the Shareholder                                                28
6.02     Negative Covenants of the Dickson Group and the Shareholder                                                   29

                                                       ARTICLE VII

                                               COVENANTS OF THE SHAREHOLDER

7.01     Covenants of the Shareholder                                                                                  31

                                                       ARTICLE VIII

                                                  ADDITIONAL AGREEMENTS

8.01     Notification of Certain Matters                                                                               32
8.02     Access and Information                                                                                        32
8.03     Appropriate Action; Consents; Filings                                                                         33
8.04     Public Announcements                                                                                          34
8.05     Expenses                                                                                                      34
8.06     Board of Directors; Employment Agreements                                                                     34
8.07     Transfer Taxes                                                                                                34
8.08     Conduct of Business During Earn-Out Period                                                                    34
8.09     Tax Reports                                                                                                   35
8.10     No Name Change of Dickson GMP or Location                                                                     35

                                                        ARTICLE IX

                                                     INDEMNIFICATION

9.01     By Shareholder                                                                                                35
9.02     By Acquiror and Acquisition Corp.                                                                             36
9.03     Defense of Third Party Claims                                                                                 36
9.04     Waiver                                                                                                        37
9.05     Required Setoff                                                                                               37
9.06     Basket                                                                                                        37
9.07     Termination of Representations, Warranties and Indemnities                                                    38

                                                        ARTICLE X

                                                        CONDITIONS

10.01    Conditions Precedent to Obligations of Each Party                                                             38
10.02    Conditions Precedent to Obligations of Acquiror                                                               39
10.03    Conditions Precedent to Obligations of the Shareholder                                                        40

                                                        ARTICLE XI

                                                      MISCELLANEOUS

11.01    Termination                                                                                                   41
11.02    Effect of Termination                                                                                         41
11.03    Waiver and Amendment                                                                                          41
11.04    Entire Agreement; Third Party Beneficiaries                                                                   42
11.05    Assignment                                                                                                    42
11.06    Notices                                                                                                       43
11.07    Governing Law                                                                                                 45
11.08    Severability                                                                                                  45
11.09    Counterparts                                                                                                  45
11.10    Headings                                                                                                      45
11.11    Specific Performance                                                                                          45
11.12    FORUM                                                                                                         45
11.13    Further Assurances                                                                                            46
11.14    Texas Deceptive Trade Practices Act                                                                           46


EXHIBITS:

         Exhibit A        --      Definitions
         Exhibit B        --      Form of Escrow Agreement
         Exhibit C        --      Form of Gallander Employment Agreement
         Exhibit D        --      Form of Gariepy Employment Agreement
         Exhibit E        --      Form of Wright Employment Agreement
         Exhibit F        --      Form of Frantom Employment Agreement
         Exhibit G        --      Form of Registration Rights Agreement
         Exhibit H        --      (Intentionally Blank)
         Exhibit I       --      Form of Appointment of Shareholder Representative

         Annex I          --      Determination of Adjusted EBTDA
         Annex II         --      Calculation of Earn-Out Payment
         Annex III        --      Disclosure Schedules
         Annex IV         --      Principal Terms of Preferred Stock

                      STOCK PURCHASE AND MERGER AGREEMENT

         This Stock Purchase and Merger Agreement (the "Agreement") is made and entered into as of the 1st day of August, 1998 by and among TransCoastal Marine Services, Inc., a Delaware corporation ("Acquiror"), and TransCoastal Acquisition, Inc., a Louisiana corporation, ("Acquisition Corp."); Dickson GMP International, Inc., a Louisiana corporation ("Dickson GMP"); Dickson Marine, Inc., a Louisiana corporation ("Dickson Marine"); Dickson Nigeria, Ltd., a Nigerian corporation ("Dickson Nigeria"); Servicios y Construcciones Petroleras Ventura, C.A., a Venezuelan corporation ("Servicios y Construcciones"); Ventura Resources, Inc., a Louisiana corporation ("Ventura"), (Dickson GMP, Dickson Marine, Dickson Nigeria, Servicios y Construcciones and Ventura being referred to individually or collectively as the "Dickson Group"); and Fred E. Gallander, Jr. ("Gallander" or "Shareholder"); The spouse of the Shareholder is joining in and consenting to the execution of the Agreement. Paul T. Gariepy, Jr. ("Gariepy"), Bobby J. Frantom ("Frantom") and Thomas G. Wright ("Wright"), each a potential Transferee, if assigned stock in the Dickson Group pursuant to
Section 11.05, also join in this Agreement and, together with Gallander are referred to collectively as "Shareholder."

         WHEREAS, as of the date hereof the Shareholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock or its equivalent of the various entities that comprise the Dickson Group ("Dickson Shares"); and

         WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Shareholder desires to transfer to Acquiror and/or Acquisition Corp. through merger of Dickson GMP into Acquisition Corp., and by sale to Acquiror of all the issued and outstanding Dickson Shares owned by such Shareholder in the other members of the Dickson Group, and Acquiror and Acquisition Corp. desire to acquire all of the issued and outstanding Dickson Shares through such merger and purchase;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit "A." Capitalized terms defined in the body of this Agreement are listed in Exhibit "A" by location herein.

                                   ARTICLE II

                       PURCHASE, SALE AND MERGER; CLOSING

         2.01 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the following transaction shall take place concurrently with and on the Closing Date:

                 (a) Dickson GMP and Acquisition Corp. shall enter into a merger transaction (the "Merger") pursuant to which Dickson GMP shall be merged with and into Acquisition Corp. upon the terms and conditions hereinafter set forth and as permitted in accordance with
         Section 112 of the Louisiana Business Corporation Law, effective as of the effective date of the filing of the Certificate of Merger (the "Certificate of Merger") as contemplated hereunder. Thereupon, the separate existence of Dickson GMP shall cease and Acquisition Corp., as the surviving corporation (the "Surviving Corporation"), shall continue to exist in accordance with the Louisiana Business Corporation Law.

                 (b) Pursuant to the Merger, the Shareholder, as the record and beneficial owner of all of the issued and outstanding shares of capital stock of Dickson GMP shall surrender such shares to the Surviving Corporation, for cancellation, and shall receive in consideration thereof (i) the Acquiror Common Stock and other consideration set forth in Section 2.03 hereof, exclusive of the cash consideration allocated to the stock transfer set forth in Section 2.02, as allocated in Schedule 2.03(b)(i), and (ii) the "Contingent Consideration" set forth in Section 2.03(c) hereof, exclusive of the cash consideration allocated to the stock transfer set forth in
         Section 2.02, as allocated in Schedule 2.03(b)(i).

                 (c) Acquisition Corp., as the Surviving Corporation, through its appropriate officers and agents, shall cause to be filed a Certificate of Merger, in a form to be mutually agreed upon by Acquiror and Shareholder, to be executed, acknowledged and filed with the Secretary of State of Louisiana in accordance with the Louisiana Business Corporation Law.

                 (d) Until further amended in accordance with the provisions of applicable law, the Articles of Incorporation of Acquisition Corp., as amended on the Closing Date to provide for the change of the name of the Surviving Corporation to "Dickson GMP International, Inc." shall be the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall operate by such name through the Earn-Out Period.

                 (e) It is the intent of the parties hereto that as of the Closing Date, the Merger qualify as a forward triangular merger in accordance with IRC Section 368(a)(1)(A) and Section 368(a)(2)(D), and Acquiror represents and warrants that it shall be not less than the 80% controlling parent corporation of Acquisition Corp.

                 (f) Acquiror agrees to cause the Merger to be effected, and Shareholder agrees to vote for and to effect the Merger.

         2.02 TRANSFER OF STOCK. Upon the terms and subject to the conditions of this Agreement, the following transactions shall take place concurrently with and on the Closing Date:

                 (a) Acquiror agrees to purchase and Shareholder agrees to sell all of the capital stock of Dickson Marine;

                 (b) Acquiror agrees to purchase and Shareholder agrees to sell all of Shareholder's right, title and interest in and to the capital stock or its equivalent of Dickson Nigeria;

                 (c) Acquiror agrees to purchase and Shareholder agrees to sell all of Shareholder's right, title and interest in and to the capital stock or its equivalent of Servicios y Construcciones; and

                 (d) Acquiror agrees to purchase and Shareholder agrees to sell all of the capital stock of Ventura Resources.

         2.03 PURCHASE PRICE. Subject to satisfaction or, if permissible, the waiver of the conditions set forth in Article X, the total consideration to be paid by the Acquiror, and Acquisition Corp. to Shareholder pursuant to the Merger and for the sale, transfer, assignment, conveyance and delivery of the Dickson Shares as set forth in Section 2.01 and 2.02 shall be as follows (the "Purchase Price"):

                 (a) U.S. $1,200,000 (the "Escrowed Amount") shall be delivered to Whitney National Bank, as escrow agent ("Escrow Agent"), pursuant to an escrow agreement substantially in the form of Exhibit "B" ("Escrow Agreement");

                 (b) (i) Delivery by the Acquiror of $8,800,000, less Long-Term Debt plus accrued interest as of the Closing Date (as hereinafter defined) of the Dickson Group as set forth on Annex III-Disclosure Schedule ("Schedule") 2.03(b)(i) as adjusted to the Closing Date, such remaining funds to be paid by wire transfer or other immediately available funds approved by Shareholder in accordance with the instructions set forth in Schedule 2.03(b)(i) and
         (ii) issuance by the Acquiror of 1,029,703 shares of Acquiror Common Stock to Shareholder in accordance with the sharing ratio set forth in
         Schedule 2.07, as updated to the date of Closing (collectively, the "Initial Consideration"). The number of Acquiror Common Stock issued as part of the Initial Consideration pursuant to this Section 2.03(b) hereof shall be adjusted to account for any changes in the outstanding Acquiror Common Stock resulting from a subdivision or consolidation of shares, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend; and

                 (c) Delivery by the Acquiror of any amounts due to Shareholder pursuant to Section 2.07 (the "Contingent Consideration"), such amounts to be payable to Shareholder in accordance with Section 2.07.

                 (d) If Gallander assigns a portion of the Dickson Shares to the Transferees as defined in and pursuant to Section 11.05 at or prior to the Closing, such Initial Consideration (both cash and stock) and the Contingent Consideration (both cash and stock), if earned, shall be pro rated among the Shareholders in the sharing ratios set forth on Schedule 2.07, as updated to the date of Closing.

         2.04 CLOSING. The Closing shall take place (a) at 10:00 a.m. on the fifth (5th) business day following the date on which the conditions set forth in Article X have been satisfied or, if permissible, waived, at the offices of Sessions & Fishman, L.L.P. located at 201 St. Charles Avenue, 35th Floor, New Orleans, Louisiana 70170 or (b) at such other date, place and time as the parties hereto may agree in writing ("Closing Date").

         2.05 ASSUMPTION OF DEBTS AND LIABILITIES. Acquiror acknowledges and agrees that the transactions to be consummated under and pursuant to this Agreement involve merger of entities and transfer and sale of stock, as opposed to transfer and sale of assets, and therefore upon consummation of the transactions contemplated hereunder on the Closing Date, Acquisition Corp. with respect to Dickson GMP shall be liable and responsible for all debts, obligations and liabilities of the Dickson Group as of the Closing Date whether known or unknown, liquidated, unliquidated, fixed, contingent or otherwise, except for any debts, liabilities and obligations expressly assumed in writing by the Shareholder under Section 6.01(f) and for such liabilities as the Shareholder has agreed to indemnify the Acquisition Corp. pursuant to Article IX hereof. By way of illustration and without limiting the foregoing, Acquisition Corp. covenants and agrees that as of the Closing Date, Acquisition Corp. as to Dickson GMP shall be deemed to have assumed and shall pay and be solely responsible for any and all liabilities, accounts payable, debts, claims and other obligations of the Dickson Group including, without limitation, (a) the outstanding obligations remaining on the Note to Mr. and Mrs. Dickson dated December 7, 1990 which is secured by a Lien on the Belle Chasse Real Property owned by Dickson GMP ("Building Debt"); provided however, that any amounts due in excess of $385,000.00, plus accrued interest, shall be deducted from the cash portion of the Initial Consideration delivered to the Shareholder at Closing; (b) those certain capital lease transactions in the approximate amount of $165,000 described on Schedule 4.16 attached hereto; provided that $165,000 shall be deducted from the cash portion of the Initial Consideration delivered to the Shareholder at Closing; (c) debts and liabilities disclosed on or for which adequate reserves have been made on the financial statements of the Dickson Group; and (d) all other liabilities, accounts payable, debts, claims and other obligations of the Dickson Group incurred in the Ordinary Course of Business except those which Shareholder expressly agrees to assume pursuant to Section 6.01(f) below and for such liability as the Shareholder has agreed to indemnify the Acquiror or Acquisition Corp. pursuant to Article IX hereof.

         2.06 DELIVERIES AT CLOSING. At the Closing (a) the Shareholder and the Dickson Group will deliver to the Acquiror, and the Acquiror will deliver to the Shareholder and the Dickson Group, the various certificates, instruments, resolutions, guaranty agreements, if required, Certificate of Merger and documents required to be delivered pursuant to Article X; (b) the Dickson Group, Shareholder and Acquiror will take all actions necessary to merge Dickson GMP into Acquisition Corp.; (c) the Acquiror will deliver to the Shareholder the Initial Consideration described in Section 2.03; (d) the Acquiror will deliver to the Escrow Agent the Escrowed Amount; (e) the Shareholder will deliver certificates (or equivalent documentation) representing the Dickson Shares of the Dickson Group to Acquiror duly endorsed in blank or with properly executed stock powers; and (f) the parties shall take all other actions and execute such other documents, certificates, and instruments reasonably required by the other party in order to consummate the transaction contemplated hereunder.

         2.07 CONTINGENT CONSIDERATION. In addition to the Initial Consideration and the Escrowed Amount, the Acquiror agrees to pay to Shareholder, if earned, the following Contingent Consideration:

                 (a) an earned payout amount (the "Earn-Out Payment") based upon the Adjusted EBTDA of the Dickson Group for the twelve month period commencing on the first day of the month following Closing (the "Earn-Out Period"), to be calculated as follows:

                          (i) if the Dickson Group's Adjusted EBTDA for the Earn-Out Period is $4,000,000 or less, the Earn-Out Payment shall equal zero;

                          (ii) if the Dickson Group's Adjusted EBTDA for the Earn-Out Period is between $4,000,001 and $7,000,000, the Gross Earn-Out Payment shall be prorated in accordance with Annex II; and

                          (iii) if the Dickson Group's Adjusted EBTDA for the Earn-Out Period is greater than $7,000,000, the Gross Earn-Out Payment shall equal 670,297 shares of Acquiror's Common Stock and $7,268,750 in cash. The number of shares of Acquiror Common Stock issued as part of the Contingent Consideration pursuant to this Section 2.07 hereof shall be adjusted to account for any change in the outstanding Acquiror Common Stock resulting from a subdivision or consolidation of shares, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend.

If Gallander assigns a portion of the Dickson Shares to the Transferees as defined in and pursuant to Section 11.05 at or prior to Closing, such Contingent Consideration (both cash and stock) shall be pro rated among the Shareholders in the sharing ratios set forth on Schedule 2.07 as updated to the date of Closing.

                 (b) In the event Gallander directs Acquiror to issue Preferred Stock of Acquiror in lieu of cash to be paid pursuant to
         (a), Gallander shall notify Acquiror one (1) Business Day preceding the Earn-Out Period and Acquiror shall issue to Gallander Preferred Stock of the Acquiror with substantially the same terms as set forth in Annex IV. It is understood and agreed that Gallander may specify the amounts of the cash portion of the Contingent Consideration to be paid in cash or in Preferred Stock or a combination of cash and Preferred Stock, in any portions as Shareholder in his sole and absolute discretion may determine.

                 (c) Subject to (b) above, the Earn-Out Payment, if any, shall be paid by wire transfer or other immediately available funds approved by Shareholder in accordance with the instructions set forth in Schedule 2.03(b)(i) for the cash component of the Earn-Out Payment and by the issuance of the Acquiror Common Stock and Preferred Stock, if applicable, in accordance with the provisions of Schedule 2.07.

         2.08    CALCULATION AND PAYMENT OF CONTINGENT CONSIDERATION.

                 (a) A computation of the Adjusted EBTDA of the Dickson Group for the Earn-Out Period and Net Earn- Out Payment will be prepared by the Acquiror in consultation with the Shareholder (and the Shareholder Representative) in the form of a report in accordance with the principles set forth in Annex I and Annex II, respectively, attached hereto and delivered by the Acquiror to the Shareholder or Shareholder Representative as set forth in
Section 11.05 below within 45 days after expiration of the Earn-Out Period (the "Earn-Out Report"). The Shareholder or Shareholder Representative shall have the right for 30 days following his receipt of the Earn-Out Report to object to the Acquiror's calculation of Adjusted EBTDA. Any objection made by the Shareholder or Shareholder Representative shall be accompanied by materials showing in reasonable detail the Shareholders' support for the determination of Adjusted EBTDA and the Net Earn-Out Payment. The Shareholders through the Shareholder or Shareholder Representative shall be deemed to have waived any rights to object under this Section 2.08 unless written objections, together with supporting materials, are delivered to the Acquiror within such 30-day period. The Acquiror and the Shareholder or Shareholder Representative shall meet to resolve any differences in their respective calculations of Adjusted EBTDA and the Net Earn-Out Payment. If the parties are unable to agree upon the same dollar value of and other issues concerning Adjusted EBTDA and the Net Earn-Out Payment, the Acquiror and the Shareholder must submit the matter to arbitration to be conducted in accordance with Section 2.08(c). The participation or consultation of Shareholder (and the Shareholder Representative) in the preparation of the above-referenced computations and calculation shall in no way affect, alter or diminish Shareholder's (and the Shareholder Representative's) right to object to such calculations hereunder or to invoke arbitration under Section 2.08(b) hereof.

                 (b) If the Shareholder or Shareholder Representative fail to object to the Acquiror's calculation of Adjusted EBTDA and/or the Net Earn-Out Payment in the manner set forth in Section 2.08(a), Acquiror shall make a payment to the Shareholder or Shareholder Representative in cash and shares pro rata in accordance with Schedule 2.07, as updated to the date of Closing, of an amount equal to the Net Earn-Out Payment (as set forth in Annex II hereto) as calculated in accordance with the Earn-Out Report (unless Adjusted EBTDA is not greater than $4,000,000 in which case no payment shall be made). If the Acquiror and the Shareholder or Shareholder Representative agree upon a different amount of Adjusted EBTDA or Net Earn-Out Payment or if, absent such agreement, the matter is submitted to arbitration and decided thereby, then, the Acquiror shall make the Net Earn-Out Payment, if any, determined in accordance with Schedule 2.07, as updated to the date of Closing, based on such agreed or arbitration determined amount of Adjusted EBTDA or Net Earn-Out Payment. All payments and issuances of stock under this Section 2.08(b) shall be payable and made on and as of the fifth Business Day following the 30-day period in which the Shareholder or Shareholder Representative had the opportunity but failed to make any objection, after agreement by the parties or upon a final determination by the arbitrators, as applicable.

                 (c) The Acquiror or the Shareholder or Shareholder Representative, as applicable, desiring to refer a controversy or claim concerning any dispute to the Earn-Out Report to arbitration must provide notice to the other party, stating that the applicable dispute will be determined by arbitration under this Section 2.08(c). The arbitrator shall be PricewaterhouseCoopers LLP or if PricewaterhouseCoopers LLP resigns, becomes incapacitated or otherwise refuses or fails to serve or to continue to serve as an arbitrator, then the Acquiror or the Shareholder or Shareholder Representative may request the American Arbitration Association (or its successor) to designate another arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). On or before the 15th day following the foregoing notice from the Acquiror or the Shareholder or Shareholder Representative, the Acquiror and the Shareholder or Shareholders' Representative shall present to the other its proposed resolution of the disputed item, including its calculation of the disputed item, the effect on Adjusted EBTDA and the Net Earn-Out Payment and any materials it wishes to present to justify the resolution that it so presents. Within five Business Days after the expiration of such 15-day period, the Acquiror and the Shareholder or Shareholder Representative shall attend a meeting in Houston, Texas at a mutually acceptable time and place to discuss fully the dispute and to determine whether either desires to modify its calculation of the disputed item. Such meeting shall occur before the Acquiror or the Shareholder or Shareholder Representative involves or otherwise notifies the arbitrator. If the parties have been unable to resolve their dispute at the end of such meeting, the arbitrator shall be notified. If at any time the parties resolve their dispute, then notwithstanding the preceding provisions of this Section 2.08(c), the arbitration procedures promptly shall be discontinued and the Earn-Out Report shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding on the Shareholder (Shareholders and Shareholder Representative) and the Acquiror. The Shareholder (or Shareholder Representative) and Acquiror shall each bear one-half of all costs and expenses of the arbitrator. The determination and decision of the arbitrator shall be final and nonappealable and shall be valid and binding upon the Acquiror and the Shareholder (Shareholders and Shareholder Representative) and their respective successors and assigns and may be enforced in any court of competent jurisdiction.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDER

         Shareholder and, if Gallander assigns a portion of the Dickson Shares to the Transferees as defined in and pursuant to Section 11.05 at or prior to the Closing Date, each Transferee who becomes a Shareholder, severally and not jointly, represent and warrant to Acquiror that:

         3.01 GOOD TITLE. Except as set forth in Schedule 3.01, such Shareholder is the sole record and beneficial owner (except for the community property interest of the Shareholder's spouse) of, and has good and valid title to, the number of shares (or their equivalent) of the various entities that comprise the Dickson Group set forth opposite such Shareholder's name on
Schedule 3.01 hereto, free and clear of all Liens except the Liens granted by Shareholder in favor of Mr. and Mrs. Dickson by those three certain acts of pledge of shares of common stock dated December 7, 1990 and July 2, 1997, which will be released at or prior to Closing. Upon Closing of the transaction contemplated hereunder by the Shareholder, the Dickson Group, Acquisition Corp. and Acquiror of this Agreement against payment of the Initial Consideration, Acquiror and/or the Acquisition Corp. shall be the owner of, and have good and valid title to, all of the shares of the various entities that comprise the Dickson Group free and clear of all Liens.

         3.02 AUTHORIZATION AND VALIDITY OF AGREEMENTS. Such Shareholder has the full power, legal right, capacity and authority to enter into, execute and deliver this Agreement, the Escrow Agreement and the Registration Rights Agreement and to carry out and perform the transactions contemplated hereby and thereby. Each of this Agreement, the Escrow Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, or subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity) (collectively "Creditors' Rights").

         3.03 NO WITHHOLDING. Neither Acquiror, Acquisition Corp. nor any of their Affiliates are required to deduct or withhold from the consideration otherwise payable at the Closing pursuant to this Agreement or the Escrow Agreement to such Shareholder any amounts under the Code or any other provision of federal, state or local tax law.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE
             DICKSON GROUP AND THE SHAREHOLDER AND EACH TRANSFEREE

         Subject to Section 11.05 hereof, each of the Dickson Group and the Shareholder and each Transferee who becomes a Shareholder hereby represent and warrant to the Acquiror as of the Closing Date as follows:

         4.01 ORGANIZATION. Each of the Dickson Group is a duly organized corporation under the laws of its jurisdiction of incorporation and is validly existing and in good standing under the laws of such jurisdiction.

         4.02 QUALIFICATION. Each of the Dickson Group is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now conducted or the character of the property owned or leased by it makes such qualification necessary, which jurisdictions are listed on Schedule 4.02. Each of the members of the Dickson Group has all requisite power and authority to own its properties and assets and to carry on its Business.

         4.03 AUTHORITY; ENFORCEABILITY. Each of the Dickson Group has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which each of the Dickson Group is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action necessary on behalf of such party. With respect to each of the Dickson Group, this Agreement and each of the Transaction Documents to which it is a party constitute the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to Creditors' Rights.

         4.04    CONSENTS; ABSENCE OF CONFLICTS.  Except as set forth on
Schedule 4.04, neither the execution and delivery of this Agreement or the other Transaction Documents by the Shareholder or the Dickson Group, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify in a manner adverse to the Dickson Group or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Law, (ii) such entity's charter or bylaws or (iii) any Material Contract to which such entity is a party or by which they, or any of their properties, is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the Dickson Shares or the Dickson Assets; (c) result in the cancellation, forfeiture, revocation, suspension or modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority that adversely affects such entity; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 4.04.

         4.05    CAPITALIZATION OF THE DICKSON GROUP; TRANSFER OF SHARES.

                 (a) The number of shares of capital stock issued and outstanding for each of the Dickson Group is listed in Schedule 4.05. The issued and outstanding shares for each of the Dickson Group have been duly authorized, are validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights of any Person. The shares of each of the Dickson Group are held beneficially (except for the community property interest of the Person's spouse) and of record by the Person indicated in
Schedule 4.05, and will be free and clear of all Liens at or before the Closing. There are no treasury shares held by any of the Dickson Group.

                 (b) Except as set forth on Schedule 4.05(b), there are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating the Shareholder or the Dickson Group (i) to issue, sell, pledge, dispose of or encumber any shares of any class of capital stock of any of the Dickson Group, or any securities convertible, exercisable or exchangeable into any class of capital stock of any of the Dickson Group,
(ii) to redeem, purchase or acquire in any manner any class of capital stock of any of the Dickson Group or any securities that are convertible, exercisable or exchangeable into any shares of any class of capital stock of any of the Dickson Group or (iii) to make any dividend or distribution of any kind with respect to capital stock of any of the Dickson Group.

                 (c) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock of any of the Dickson Group. There are no voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the capital stock of any of the domestic members of the Dickson Group other than as set forth on Schedule 4.05(c).

                 (d) Upon delivery of the certificates or other documentation reasonably acceptable to Acquiror and Acquisition Corp. evidencing the Dickson Shares together with any other documents reasonably requested by the Acquiror, Shareholders at Closing will transfer valid title thereto to the Acquiror and/or Acquisition Corp., free of any Lien.

         4.06 EQUITY INVESTMENTS AND AFFILIATES. Except for the Subsidiaries set forth on Schedule 4.06(i), if any, none of the Dickson Group owns, directly or indirectly, any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any Person. Other than as disclosed in Schedule 4.06(i) or (ii), none of the Dickson Group is a party to, or bound by, any Contract that would require Acquiror to make an additional capital contribution to any Person. Schedule 4.06(ii) identifies all Persons who may be deemed to be affiliates of the Dickson Group within the meaning of that term as used in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), including, without limitation, all directors and executive officers of the Dickson Group.

         4.07 ABSENCE OF CHANGES. Except as set forth on Schedule 4.07 or otherwise previously disclosed in writing to Acquiror, since December 31, 1997:

                 (a) there has not been any Material Adverse Effect on the Dickson Group, individually or collectively;

                 (b) the Business has been operated and maintained in the Ordinary Course of the Business consistent with past practices;

                 (c) there has not been any material Damage, destruction or loss to any material portion of any of the Dickson Assets, whether or not covered by insurance;

                 (d) there has been no issuance by the Dickson Group of any shares of their capital stock, or any repurchase or redemption by any of them, of any shares of their capital stock;

                 (e) there has been no merger or consolidation of the Dickson Group with any other Person or any acquisition by the Dickson Group, individually or collectively, of the stock or business of any other Person;

                 (f) there has been no declaration or payment of any dividend on, or any other distribution with respect to, the securities of the Dickson Group;

                 (g) there has been no borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person by the Dickson Group;

                 (h) the Dickson Group has not entered into any employment, consulting, severance or indemnification agreement with any of its employees, nor has any such Person incurred or entered into any collective bargaining agreement or other obligation with any labor organization or employee;

                 (i) to the knowledge of the Shareholder or the Dickson Group, there has been no adverse change in the relationship of the Dickson Group with any material customer, supplier, distributor or sales representative thereof;

                 (j) there has been no increase in the compensation or benefits of any officer or employee of the Dickson Group;

                 (k) there has been no payment by the Dickson Group to any director, officer, shareholder, partner or employee, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation and usual benefits payments consistent with past practices;

                 (l) the Dickson Group has not entered into any Contract with any director, officer, shareholder or employee or any Affiliate of the foregoing other than on an arms-length basis;

                 (m) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement; and

                 (n) no lawsuit is pending or threatened against the Dickson Group alleging Damages in excess of $10,000.

         4.08 AFFILIATE TRANSACTIONS. Schedule 4.08 describes all agreements entered into between the Shareholder and any of his Affiliates (other than the Dickson Group), and services and assets owned, licensed to or otherwise held by the Shareholder or any of his Affiliates (other than the Dickson Group), made available or provided to the Dickson Group or used in connection with the Business. Except as set forth in Schedule 4.08, (a) there are no outstanding notes payable to, accounts receivable from or advances by the Dickson Group to, and the Dickson Group is not otherwise creditors of, the Shareholder or any of his Affiliates (other than the Dickson Group), or any director, officer, shareholder, member or partner thereof and (b) except as described on Schedule 4.08, since December 31, 1997, the Dickson Group has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, the Shareholders or any of his Affiliates, or any director, officer, shareholder, member or partner thereof, other than regular compensation to employees consistent with past practices.

         4.09    REAL PROPERTY.

                 (a) Schedule 4.09(a) lists all real property owned in fee (beneficially or of record) by the Dickson Group (the "Scheduled Fee Lands"). The Dickson Group has good and merchantable title to the Scheduled Fee Lands. The Scheduled Fee Lands are not encumbered by any Lien other than Permitted Liens.

                 (b) Schedule 4.09(b) lists all surface leases (and the lands covered thereby) pursuant to which the Dickson Group leases real property for use in connection with the Business (collectively, the "Scheduled Leases"), together with a general description of any improvements located thereon, in each case specifying the name of the lessor, lessee, sublessor or sublessee, the date and term of the lease. A true and complete copy of each of the Scheduled Leases, as amended to date, save and except any verbal lease as shown on Schedule 4.09(b), has been furnished to the Acquiror. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default by any party to any Scheduled Lease. Each Person identified on Schedule 4.09(b) as the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease free and clear of all Liens, except Permitted Liens. At or prior to Closing, all consents required under the Scheduled Leases in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to the Acquiror, except as indicated on Schedule 4.09(b) and except for those consents of Governmental Authorities that are customarily obtained post closing and which are identified on Schedule 4.09(b).

                 (c) The Scheduled Fee Lands and the Scheduled Leases constitute all of the real property ("Real Property") which are used in connection with the ownership and operations of the Business. Other than the Dickson Group, there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. The Dickson Group has full right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Law and the Permitted Liens. Except as listed on Schedule 4.09(c), such improvements are being used, occupied, and maintained in all material respects by the Dickson Group in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Except as listed on Schedule 4.09(c), certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property, have been issued for the Dickson Group's occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. The Shareholder and the Dickson Group have received no notice of any pending or threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor has any of the Dickson Group received notification that any such proceeding or assessment is contemplated. Except as set forth on Schedule 4.09(c) and except with respect to defects for which the Dickson Group has no liability or obligation, the improvements located on the Real Property covered by the Scheduled Leases or the Scheduled Fee Lands (the "Facilities") are free from material structural and mechanical defects (including roofs) and have been used by the Dickson Group and the Subsidiaries, if any, in the Ordinary Course of Business and remain as of the date hereof in suitable and adequate condition for such continued use. The Dickson Group has not deferred maintenance of the Facilities in contemplation of the transactions set forth herein.

                 (d) The Shareholder has furnished the Acquiror true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in his possession or in the possession of any of the Dickson Group that relate to the Real Property, together with copies of all reports of any engineers, environmental consultants or other consultants in his possession relating to any of the Real Property.

                 (e) All utilities (including, without limitation, water, sewer or septic, gas, electricity, trash removal and telephone service) are currently available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Business currently conducted therefrom.

         4.10 TANGIBLE PERSONAL PROPERTY. Schedule 4.10 lists for the Dickson Group each item of equipment, tools, machinery, parts, materials, supplies, furniture, vessels, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use thereby in connection with the Business having a fair market value or book value of $10,000 or more (the "Scheduled Tangible Personal Property"). The Scheduled Tangible Personal Property constitutes all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Dickson Group. The Dickson Group has good title to or leases such items free and clear of all Liens, except Permitted Liens. Except as indicated on Schedule 4.10, each item of Scheduled Tangible Personal Property is in good working order and repair, ordinary wear and tear excepted, and has been operated and maintained in the Ordinary Course of Business and remains in suitable and adequate condition for use consistent with its primary use. The Dickson Group has not deferred maintenance of any such item in contemplation of the transactions set forth herein.

         4.11 PERMITS. Schedule 4.11 lists for the Dickson Group all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a "Permit") and used or held by one or more of the Dickson Group, or any of their Affiliates in connection with the ownership and operation of the Business (the "Scheduled Permits"). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Dickson Group, except the Air Quality Permit as set forth on Schedule 4.24. Except as set forth in Schedule 4.11, the Scheduled Permits are valid and in full force and effect and no Scheduled Permit is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Scheduled Permits. All fees and other payments due and owing in connection with the Scheduled Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof.

         4.12    CONTRACTS.

                 (a) Schedule 4.12 identifies each of the following Contracts to which any of the Dickson Group is a party or by which they or their properties is bound (each, a "Material Contract"):

                 (i) any Contract that provides for the payment by such entity of more than $100,000 in any consecutive 12-month period or more than $100,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than 60 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations other than payments of not more than $100,000 in the aggregate;

                 (ii) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by such entity of goods or services in excess of $100,000 in any 12-month period;

                 (iii) any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region and that cannot, by the express terms thereof, be canceled by such entity on no more than 60 days' advance notice without penalty, fee or premium of any nature (including, without limitation, any buy-back obligation);

                 (iv) any Contract that limits the freedom of such entity to compete in any line of business or to conduct business in any geographic location;

                 (v) any Contract that is for the sale of goods or services and has not been substantially completed by such entity as of the Closing Date and which (A) was entered into by such entity on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that such entity would incur a loss;

                 (vi) any Contract that was entered into outside of the Ordinary Course of Business of such entity, including the purchase or sale of all or substantially all of the assets of any such entity or operating division (by asset sale, stock sale, merger or otherwise);

                 (vi) any Contract constituting a partnership, joint venture or other similar Contract;

                 (vii) any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of Accounts Receivable, any Contract constituting a guarantee of debt of any third Person or any Contract requiring such entity to maintain the financial position of any other Person;

                 (viii) any Contract in respect of Intellectual Property Rights granted to or by such entity;

                 (ix) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $25,000 in any consecutive 12-month period;

                 (x) any Contract providing for the deferred payment of any purchase price including any so called "earn out" or other contingent fee arrangement that involves the possibility of payments in excess of $10,000;

                 (xi) any Contract creating a Lien on any of the Dickson Assets that will not be discharged at or prior to the Closing except Permitted Liens;

                 (xii) any Contract between any of the Dickson Group and any Governmental Authority;

                 (xiii) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

                 (xiv) any Contract entered into since January 1, 1996, (i) relating to the sale of stock of a direct or indirect Subsidiary of any of the Dickson Group or (ii) relating to the sale of assets not in the Ordinary Course of Business involving proceeds to any of the Dickson Group or their direct or indirect subsidiaries in excess of an aggregate of $100,000; and

                 (xv) any Contract between any of the Dickson Group and any consultant.

                 (b) True and complete copies (including all amendments) of each Material Contract have been made available to the Acquiror. With respect to each Material Contract except as disclosed in Schedule 4.12: (i) the Material Contract is the legal, valid obligation of the applicable Dickson Group entity and any other Person that is a party thereto, binding and enforceable against such Dickson Group entity and any other Person that is a party thereto, in accordance with its terms, subject to Creditors' Rights; (ii) the Material Contract has not been terminated, and neither any of the Dickson Group nor any other Person is in material breach or default thereunder, nor has any event occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to any of the Dickson Group or acceleration thereunder; and (iii) no party has asserted nor has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under the Material Contract except as expressly set forth in such Contract.

         4.13    INTELLECTUAL PROPERTY.

                 (a) Schedule 4.13 separately identifies all Intellectual Property Rights owned or used in the conduct of the Business (the "Scheduled Intellectual Property"). The Scheduled Intellectual Property constitutes all Intellectual Property Rights necessary for the continued operation of the Business consistent in all material respects with the past practices of the Business.

                 (b) The Dickson Group has good title to the Scheduled Intellectual Property identified on Schedule 4.13 as owned thereby, free and clear of all Liens other than Permitted Liens.

                 (c) With respect to each item of Scheduled Intellectual Property, Schedule 4.13 specifies the following: (i) the nature of such Scheduled Intellectual Property (e.g. patent, trademark, trade secret) and the termination date, if any, thereof, (ii) whether such item is owned or licensed by any of the Dickson Group, (iii) the jurisdictions by or in which such Scheduled Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) any Contract pursuant to which any of the Dickson Group or any other Person is authorized to use such Scheduled Intellectual Property including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and term thereof and whether such Contract grants exclusive or non-exclusive rights in any particular geographic region. Each such Contract constitutes the legal, valid and binding obligation of the Dickson Group and the other parties thereto and is enforceable against the applicable Dickson Group and the other parties thereto in accordance with their respective terms, subject to Creditors' Rights. Except as provided in Section 4.13, each item of Scheduled Intellectual Property will continue to be held by the applicable Dickson Group on identical terms and conditions immediately following the consummation of the transactions contemplated herein as are in effect immediately prior to such consummation.

                 (d) Except as disclosed on Schedule 4.13, none of the Dickson Group has been a party to any judicial or administrative proceeding alleging, nor have any such entities been notified of any allegation of, any infringement or misappropriation of any item of Scheduled Intellectual Property, whether owned by one of the Dickson Group or any other Person. No Shareholder has any knowledge of any other material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any of the Dickson Group of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other Person of any of the Scheduled Intellectual Property. No Scheduled Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any of the Dickson Group.

                 (e) Except as set forth on Schedule 4.13, all statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the Scheduled Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

         4.14 ACCOUNTS RECEIVABLE. Except as disclosed in Schedule 4.14, each of the Accounts Receivable arose in the Ordinary Course of Business and represents the genuine, valid and legally enforceable indebtedness of the account debtor (subject only to Creditors' Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or is threatened by any of the account debtors of such Accounts Receivable. All Accounts Receivable are valid, genuine and fully collectible within the Dickson Group's customary collection cycle in the aggregate amount of such receivables, subject to normal and customary trade discounts, less any reserve for doubtful accounts recorded on the Closing Date Balance Sheet. To the knowledge of the Dickson Group and the Shareholder, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due, except as disclosed in Schedule 4.14. The Dickson Group has good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens. No material amount of goods or services, the sale or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby, except as disclosed on Schedule 4.14. Except for those listed on Schedule 4.14, none of the Accounts Receivable as of the date hereof have remained uncollected for more than 90 days. The Dickson Group has delivered to the Acquiror prior to the date hereof a listing of aged accounts receivable as of a date no more than 10 days prior to the date hereof.

         4.15 BROKERS' FEES. Neither any of the Dickson Group, the Shareholder nor their respective Affiliates or agents has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Acquiror or its Affiliates (including the Dickson Group after the Closing) could become liable or obligated.

         4.16 FINANCIAL STATEMENTS. The Dickson Group has delivered to the Acquiror true and complete copies of the following financial statements (collectively, the "Financial Statements"): (a) the balance sheet of the combined Dickson Group as of December 31, 1997, 1996 and 1995, and the related statements of income, cash flow and retained earnings for the fiscal years then ended (including the notes thereto) and (b) the balance sheet of the combined Dickson Group as of June 30, 1998 (the "Interim Balance Sheet") and the related statement of income for the six-month period then ended. Except as disclosed in the Interim Balance Sheet and except for liabilities which will be reflected in the Closing Date Balance Sheet or contingent liabilities set forth on
Schedule 4.16, the Dickson Group has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) other than those incurred in the Ordinary Course of Business. The Financial Statements present fairly the financial position of the Dickson Group and the results of their operations and changes in cash flow as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP (except that the Interim Balance Sheet and related statements of income and cash flow do not contain all of the footnote disclosures required for year-end financial statements required under
GAAP) applied on a consistent basis throughout the periods covered thereby. As of the date of this Agreement, the amount of Debt, including Long-Term Debt, of the Dickson Group is set forth on Schedule 4.16.

         4.17 LEGAL COMPLIANCE. Except as otherwise disclosed in this Agreement or the Disclosure Schedules, the Dickson Group is in compliance in all material respects with all applicable Law.

         4.18    TAXES.

                 (a) Except as set forth in Schedule 4.18(a), (i) all returns (including, without limitation, income, franchise, corporation, capital gains, VAT, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (all such returns and reports herein referred to collectively as the "Tax Returns" or singularly as a "Tax Return") of or relating to any foreign, federal, state or local tax, assessment, impost, duty, levy or charge of any nature whatsoever (all, together with any penalties, additions to tax, fines and interest thereon, or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") which are required to be filed on or before the Closing Date by or with respect to the Dickson Group have been or will be duly and timely filed or the filing due date thereof has been or will be timely extended, (ii) all Tax Items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which are or have become due with respect to the period covered by each such Tax Return have been paid or accrued, and (iv) all withholding Tax and Tax deposit requirements imposed on or with respect to the Dickson Group or their respective employees for any and all periods or portions thereof ending on or prior to the Closing Date have been or will be paid or accrued by the Dickson Group.

                 (b) All Tax sharing or indemnity agreements or arrangements with respect to or involving the Dickson Group have been terminated prior to the Closing Date, and after the Closing Date the Dickson Group shall have no obligation to indemnify or make a payment to any person in respect of any Tax under any such agreement for any past, current or future period.

                 (c) There is no claim against the Dickson Group for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to the Dickson Group, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 4.18(c). None of the property of the Dickson Group is subject to any Lien for any Tax except Liens for current Taxes not yet due.

                 (d) Except as set forth on Schedule 4.18(d), the Dickson Group is not obligated to take any action or refrain from taking any action in connection with any agreement with any taxing authority involving an abatement of any Tax.

                 (e) The Dickson Group will not be required to include any amount in income for any taxable period or portion thereof beginning after the Closing Date as a result of a change in accounting method for any taxable period or portion thereof ending on or before the Closing Date.

                 (f) Except as set forth in Schedule 4.18(f), none of the property of the Dickson Group is held in an arrangement that could be classified as a partnership for U.S. Tax purposes, and the Dickson Group does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment Acquiror (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Dickson Group.

                 (g) Except as set forth in Schedule 4.18(g), none of the property of the Dickson Group is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or any lease which is not treated as a lease for federal income tax purposes or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

                 (h) None of the Tax Returns of or with respect to the Dickson Group for which the statute of limitations is open are currently under audit by the applicable governmental or jurisdictional authority, nor has the Shareholder or the Dickson Group received written notice by any such governmental or jurisdictional authority of any intent to audit such Tax Returns.

                 (i) Except as set forth in Schedule 4.18(i), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Dickson Group or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Dickson Group.

                 (j) The total amounts accrued as liabilities for current Taxes in the Closing Date Balance Sheet will be adequate and sufficient to cover the payment of all Taxes known as due and/or accrued through the Closing Date in accordance with GAAP.

                 (k) Neither the Shareholder nor the Dickson Group has consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of their stock.

                 (l) Except as set forth in Schedule 4.18(l), neither the Shareholder nor the Dickson Group has ever been included in a consolidated, combined or unitary Tax Return.

                 (m) Schedule 4.18(m) contains a list of all countries, states and jurisdictions to which any Tax may be payable by the Dickson Group (excluding employee withholding).

         4.19 INVENTORY. The Dickson Group owns their inventory, if any, free and clear of all Liens except Permitted Liens. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Such inventory was acquired for sale in the Ordinary Course of Business of the Dickson Group and is in good and saleable condition and is not obsolete, slow moving or damaged subject to any reserves reflected in the Interim Balance Sheets. Except as disclosed on Schedule 4.19, all of such inventory is located on the Real Property and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

         4.20 LITIGATION. Except as set forth in Schedule 4.20, there are no actions, suits or proceedings pending or to the knowledge of the Shareholder or the Dickson Group, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any of the Dickson Group or the Shareholders or their respective Affiliates that affect or would affect the Business or the assets and properties of the Dickson Group or the consummation of the transactions contemplated hereby.

         4.21 PRODUCT AND SERVICE WARRANTY. Schedule 4.21 includes copies of the standard terms and conditions (including warranties) set forth in the documentation of the Dickson Group governing the sale or lease of goods or provision of services by the Dickson Group. Schedule 4.21 further identifies any warranty claim asserted during the three year period prior to the date hereof from which the Dickson Group has incurred costs in excess of $25,000.

         4.22    EMPLOYEES; EMPLOYEE RELATIONS.

                 (a) Schedule 4.22(a) identifies for the Dickson Group the following:

                 (i) the name and current weekly salary (or rate of pay) of each of its employees now payable to each of its salaried employees;

                 (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each such person;

                 (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by the Dickson Group to, or made to the Dickson Group by, any director, officer or employee;

                 (iv) all transactions outside of the Ordinary Course of Business between such entity and any director, officer or employee thereof since January 1, 1997;

                 (v) the name of each director and officer of such entity (including the title of any officer).

                 (b) Except as disclosed on Schedule 4.22(b), the Dickson Group is not a party to, or is bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on
Schedule 4.22(b), there are no labor disputes existing or threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and none of the Dickson Group has experienced any material labor difficulties during the last five years. No grievance or other legal action arising out of any such collective bargaining agreement or relationship exists or is threatened.

                 (c) The Dickson Group's relationship with their employees, as a group, are satisfactory and no facts exist which would indicate that such employees will not continue in their employ on a basis acceptable to the Acquiror following the Closing. Except as listed on Schedule 4.22(c), none of the Dickson Group is a party to any employment, consulting, non-compete, management, severance, termination pay or similar Contract with any individual or employee, either express or implied.

                 (d) Except as disclosed on Schedule 4.20, no legal proceedings, charges, complaints, grievances or similar actions are pending with respect to any of the Dickson Group under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246 (as none of the Dickson Group is subject to such Executive Order); (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. None of the Dickson Group is subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies; no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Dickson Group.

                 (e) The Dickson Group has hired their employees in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and have complied with all record keeping and other regulatory requirements under IRCA.

                 (f) None of the Dickson Group has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws.

                 (g) The Dickson Group is in compliance with the provisions of the Americans with Disabilities Act (the "ADA").

         4.23    EMPLOYEE BENEFIT MATTERS.

                 (a) Schedule 4.23(a) lists for the Dickson Group a true and complete description of each of the following (collectively referred to as the "Plans," and individually referred to as a "Plan") which is sponsored, maintained or contributed to or by the Dickson Group for the benefit of the current or former employees of the Dickson Group, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                 (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

                 (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.23(a)(i).

                 (b) True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been furnished or disclosed in writing to the Acquiror. There has also been furnished or disclosed in writing to the Acquiror, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.

                 (c) Except as set forth on Schedule 4.23(c), the Dickson Group does not have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of
Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

                 (d)      Except as otherwise set forth on Schedule 4.23(d):

                 (i) the Dickson Group has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans, and there have been no defaults or violations by any other party to the Plans;

                 (ii) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and applicable law;

                 (iii)    each of the Plans intended to be qualified under
         Section 401 of the Code (A) satisfies the requirements of such Section, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and covering amendments required under the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the final nondiscrimination regulations under Section 401(a)(4) of the Code, and (C) has not been amended or operated in a way which would adversely affect such qualified status;

                 (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or their assets;

                 (v) all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable law have been made timely;

                 (vi) as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

                 (vii) no act, omission or transaction has occurred which would result in imposition on the Dickson Group of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of
         Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                 (viii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Authority;

                 (ix) with respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 4.23(a) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with any member of the Dickson Group or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Dickson

         Group or any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and
         Section 412 of the Code have been timely made; and

                 (x) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require any of the Dickson Group to make a larger contribution to, or pay greater benefits under, any Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan.

                 (e) The Dickson Group is not a party to any agreement, nor has the Dickson Group established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Dickson Group upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                 (f) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder and under the Plans which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

                 (g) Except as shown on Schedule 4.23(g), each Plan which is an "employee benefit plan", as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (h) Except as set forth in Schedule 4.23(a)(b)(c)(d)(i), the Dickson Group is not a party to any agreement, nor has the Dickson Group established any policy or practice requiring, nor does any applicable Law require, it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity or any of its subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                 (i) The Dickson Group has furnished to Acquiror true, correct and complete (i) copies of the form of each employment agreement to which the Dickson Group is a party and a list of each employee who is a party to each such form of agreement that includes the compensation level of such employee pursuant to such agreement and the termination date of such agreement, and (ii) copies of each other agreement in effect between the Dickson Group and any employee or former employee that provides severance, health, deferred compensation or other employee benefit. Schedule 4.23(i) lists each such document described in the preceding sentence.

         4.24    ENVIRONMENTAL MATTERS.

                 (a) Except as set forth in Schedule 4.24, (i) the Dickson Group has never generated, manufactured, refined, transported, used, stored, treated, disposed of, transferred, produced, processed or managed any Hazardous Material (as defined below) or solid waste in material violation of any Environmental Law (as defined below); (ii) no Hazardous Material has ever been or is threatened to be Released (as defined below) or disposed of at any property presently or formerly owned by the Dickson Group or has ever come to be located in the Environment (as defined below) at any property presently or formerly owned by the Dickson Group; (iii) no Hazardous Material has ever been or is threatened to be Released or disposed of by the Dickson Group at any property presently or formerly operated, leased or used by the Dickson Group during any period when the Dickson Group operated, leased or used such property; (iv) none of the Dickson Group presently owns any property at which underground storage tanks, pits or sumps are or were located; and (v) none of the Dickson Group, to the knowledge of the Shareholder or the Dickson Group, presently operates or leases any property at which underground storage tanks, pits or sumps are or were located.

                 (b) Except as set forth in Schedule 4.24 of the Disclosure Schedule, (i) the Dickson Group has no material liability under any Environmental Law; (ii) each property owned by the Dickson Group and any facilities and operations thereon and, with respect to the operations by the Dickson Group on property operated, leased or used by the Dickson Group and any facilities and operations thereon, are presently in compliance in all material respects with all applicable Environmental Laws; (iii) the Dickson Group has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any property owned, operated, leased or used by the Dickson Group or any facilities or operations thereon; (iv) the Dickson Group has not received notice under the citizen suit provision of any Environmental Law; (v) the Dickson Group has never received any written request for information, written notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority that gives rise to, or is reasonably expected to give rise to, any material liability of the Dickson Group under any applicable Environmental Law; (vi) the Dickson Group has no knowledge that any of the items enumerated in clauses
(iii)-(v) of this Section 4.24(b) will be forthcoming; (vii) there exist no Environmental Conditions (as defined below) with respect to any property owned by the Dickson Group and any facilities and operations thereon; and (viii) to the knowledge of the Dickson Group, there exist no Environmental Conditions resulting from the operations of the Dickson Group with respect to any property or facility operated, leased or used by the Dickson Group.

                 (c) Except as set forth in Schedule 4.24 of the Disclosure Schedule, no property presently owned by the Dickson Group contains any asbestos or asbestos-containing material, polychlorinated biphenyls (PCBs), equipment containing PCBs, radioactive materials or urea formaldehyde foam insulation and the Dickson Group has not placed any asbestos or asbestos-containing material, PCBs, equipment containing PCBs, radioactive materials or urea formaldehyde foam insulation at any property operated, leased or used by the Dickson Group.

                 (d) The Dickson Group has provided to Acquiror copies of all significant documents, records and information (including copies of all Phase I environmental assessments, audits or surveys prepared within the last ten years with respect to any property owned, leased or operated by the Dickson Group during such period) in the possession of the Dickson Group concerning any matter related to compliance with Environmental Laws or the presence or Release of Hazardous Materials at any property owned, operated, leased or used by the Dickson Group and any facilities or operations thereon, whether generated by the Dickson Group or any third party, including, without limitation, environmental audits, environmental risk assessments, site assessments, soil and/or groundwater sampling reports, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations issued by any Governmental Authority concerning any matter related to Environmental Laws or the Environment.

                 (e) No lien has been imposed on any property owned by the Dickson Group, and no lien has been imposed on any property operated, leased or used by the Dickson Group on account of any activities by the Dickson Group, by any Governmental Authority in connection with the presence of any Hazardous Material.

                 (f) Except as set forth on Schedule 4.24, the Dickson Group has all permits, licenses, approvals, consents or authorizations necessary for its activities and operations at any property owned, operated, leased or used by the Dickson Group and any facilities or operations thereon and for any past or ongoing alterations or improvements at any property owned, operated, leased or used by the Dickson Group.

                 (g) For purposes of this Section 4.24 and subject to the foregoing provisions of this Section 4.24, (i) "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, air, natural resources and any environmental medium; (ii) "Environmental Condition" shall mean any condition as of the Closing Date with respect to the Environment on or off any property owned by the Dickson Group or at any time operated, leased or used by the Dickson Group, whether or not discovered as of the Closing Date, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Dickson Group or Acquiror by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of the Dickson Group's business and/or the operation of the business of any other property owner or operator in the immediate vicinity of any property owned by the Dickson Group or at any time, operated, leased or used by the Dickson Group and/or any activity or operation formerly conducted by any person or entity on or off any property owned by the Dickson Group; (iii) "Hazardous Material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum product, oil or contaminant, as defined or regulated under any Environmental Law, or any other substance or compound, exposure to which is regulated under any Environmental Law, that may pose a threat to the Environment or to human or animal health or safety; (iv) "Environmental Law" shall mean any and all laws, common laws, statutes, ordinances, rules, regulations, codes, licenses, permits, consents, approvals, authorizations, orders, judgments, decrees, injunctions, requirements, agreements or determinations of any Governmental Authority in any and all jurisdictions in which the Dickson Group presently or formerly owned, operated, leased or used any property, whether existing as of the date hereof, previously enforced or subsequently enacted, that are related to (A) the protection, preservation or restoration of the Environment or to human and/or animal health or safety or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of any Hazardous Material or solid waste; and
(v) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the Environment except in compliance with Environmental Law. For all other words used in this Section 4.24, words defined elsewhere in this Agreement shall be defined in accordance with those definitions located in other sections of this Agreement, except that "the Dickson Group" in this Section 4.24 shall include the Dickson Group, both collectively and individually as that term is defined throughout this Agreement, and all predecessors in interest and other entities for whose conduct the Dickson Group is or may be held responsible under any Environmental Law. Other words used in this Section shall be interpreted according to context and the most common usage of the word except where such word may be a technical term or a term of art in any Environmental Law.

         4.25 CUSTOMERS, VENDORS AND SUPPLIERS. To the knowledge of the Shareholder and the Dickson Group, there is no present intent of any significant customer, vendor or supplier of the Dickson Group to discontinue or substantially alter its relationship as such with the Dickson Group or the Acquiror upon consummation of the transactions contemplated hereby.

         4.26 BANK ACCOUNTS. Schedule 4.26 sets forth each bank, savings institution, credit union and other financial institution with which the Dickson Group has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed on
Schedule 4.26, none of the Dickson Group has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

         4.27 INSURANCE. Schedule 4.27 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Dickson Group, the Business, or any of the properties or assets of the Dickson Group is insured (the "Insurance Policies"). With respect to each Insurance Policy,
Schedule 4.27 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Insurance Policies is in full force and effect, the Dickson Group has received no written or other notice of any cancellation or any threatened cancellation of any Insurance Policy, and the Dickson Group is a named insured or loss payee, as applicable, under each Insurance Policy.

         4.28 BOOKS AND RECORDS. All books and records relating to the ownership and operation of the Business and of the Dickson Group are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Law, comprise all of the books and records relating to the ownership of the Dickson Group and the operation of the Business and will not be removed from such premises prior to or at the Closing.

         4.29 CERTAIN PAYMENTS. None of the Dickson Group nor any director, officer, agent, employee or other person associated with or acting on behalf of the Dickson Group has used any funds of the Dickson Group for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

         4.30 INVESTMENT. The Shareholder or each of the Transferees who become a Shareholder, as to himself, (a) understands that the shares of Acquiror Common Stock to be issued to such Shareholder have not been, and will not be, registered under the Federal securities laws or any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of the Acquiror's Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Acquiror, and has had the opportunity to obtain additional information if desired in order to evaluate the merits and risks inherent in holding the shares of Acquiror Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Acquiror Common Stock, and (f) is an Accredited Investor.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
                             AND ACQUISITION CORP.

         The Acquiror and Acquisition Corp. represent and warrant to the Shareholder as follows:

         5.01 ORGANIZATION. The Acquiror is a corporation duly organized under the laws of the State of Delaware and is validly existing and in good standing under the laws of such jurisdiction. Acquisition Corp. is a corporation duly organized under the laws of the State of Louisiana and is validly existing and in good standing under the laws of such jurisdiction.

         5.02 QUALIFICATION. Each of the Acquiror and Acquisition Corp. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Each of the Acquiror and Acquisition Corp. has all requisite corporate power and authority to own its properties and assets and to carry on the Business as it currently conducts.

         5.03 AUTHORITY; ENFORCEABILITY. Each of the Acquiror and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Documents to which such entity is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror and Acquisition Corp. is a party and the performance of such entity's obligations contemplated hereby and thereby have been duly and validly approved by all corporate action, if any, necessary on behalf of such entity. This Agreement and each of the Transaction Documents to which Acquiror and Acquisition Corp. is a party constitutes the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to Creditors' Rights. All other documents required hereunder to be executed and delivered by the Acquiror and/or Acquisition Corp. at the Closing have been duly authorized, executed and delivered by such entity and constitute the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to the Creditors' Rights.

         5.04 CONSENTS; ABSENCE OF CONFLICTS. Neither the execution and delivery by the Acquiror and Acquisition Corp. of this Agreement or the other Transaction Documents to which such entity is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Law, (ii) such entity's charter or bylaws, or (iii) any Contract to which such entity is a party or by which it, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of such entity's assets or properties, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order obtained by such entity from any Governmental Authority having jurisdiction over such entity or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this
Section 5.04.

         5.05 CAPITALIZATION OF THE ACQUIROR. As of the date hereof, the authorized capital stock of the Acquiror consists of 20,000,000 shares of common stock, par value $.001 per share, of which 8,898,441 shares are issued and outstanding and 1,050,000 shares are reserved for issuance under existing stock option plans, 3,000,000 shares of Restricted Common Stock, par value $.001 per share, of which 250,000 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, $.001 par value of which no shares are outstanding. The issued and outstanding shares of the Acquiror have been duly authorized, validly issued and are fully paid and non-assessable.

         5.06    REPORTS; FINANCIAL STATEMENTS.

                 (a) Since December 31, 1997, Acquiror has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "Commission"), including without limitation (i) the Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "Acquiror SEC Reports"). The Acquiror SEC Reports were prepared in all material respects in accordance with the requirements of applicable Law (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to the Acquiror SEC Reports) and the Acquiror SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Acquiror has provided the Shareholders with true and complete copies of all Acquiror SEC Reports.

                 (b) Each of the historical consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports (i) have been prepared in accordance with the published rules and regulations of the Commission and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the Commission) and (ii) fairly present the consolidated financial position of Acquiror and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

         5.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement, since March 31, 1998, Acquiror and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and in a manner consistent with past practice, and there has not been any Acquiror Material Adverse Effect.

         5.08 REPRESENTATIONS AS TO SHARES ISSUED. Upon consummation of the transactions contemplated by this Agreement and issuance of the Acquiror Common Stock in connection therewith or the Preferred Stock to be designated pursuant to the terms and provisions set forth on Annex IV ("Preferred Stock") that Gallander has the option to receive in lieu of cash pursuant to Section 2.07(c), the Acquiror Common Stock and Preferred Stock will be duly authorized, validly issued, fully paid and non assessable, and free and clear of any Lien other than restrictions noted on the legends on the stock certificates evidencing such shares in compliance with federal or state securities laws.
The issuance of the Acquiror Common Stock or Preferred Stock will not violate Acquiror's charter or bylaws or any agreement or other document to which Acquiror is a party or by which the Acquiror is bound or give rise to preemptive rights, preferential rights or any such other rights or claims on the part of any Person that have not been previously waived.

         5.09 BROKERS' FEES. Neither the Acquiror nor any of its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder or any Affiliates thereof could become liable or obligated.

                                   ARTICLE VI

               COVENANTS OF THE DICKSON GROUP AND THE SHAREHOLDER

         6.01 AFFIRMATIVE COVENANTS OF THE DICKSON GROUP AND THE SHAREHOLDER. The Dickson Group and the Shareholder hereby covenant and agree that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror and Acquisition Corp. (which consent shall not be unreasonably withheld), the Dickson Group and the Shareholder will cause the Dickson Group to:

                 (a) operate its Business in the Ordinary Course of Business;

                 (b) use all reasonable efforts to preserve substantially intact its Business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

                 (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

                 (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to those currently maintained;

                 (e) submit to Acquiror for review any and all bids, proposed Contracts, cost estimates and reports on the status of work-in-progress in excess of $100,000 for any of the Dickson Group during the interim period between the execution of this Agreement and Closing;

                 (f) assign and convey to the Shareholder all of the Dickson Group's benefits, claims, rights and/or interests and shall cause the Shareholder to assume all future costs and liabilities with respect to the following causes of action and corresponding contingent receivables or contingent payables: (i) the Dickson IV casualty 1992; (ii) the Phoenix construction controversy; and (iii) the UMIC Group controversy; and (iv) the automobiles referenced on Schedule 6.02; and

                 (g) cause all inter company balances between any of the Dickson Group and Dickson International Sales Corp. or any other Shareholder Affiliate to be settled or paid.

         6.02 NEGATIVE COVENANTS OF THE DICKSON GROUP AND THE SHAREHOLDER. Except as expressly contemplated by this Agreement, as set forth on Schedule
6.02 or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Closing, the Dickson Group and the Shareholder will not do, and will not permit any of the Dickson Group Affiliates to do, any of the following:

                 (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) increase the compensation payable or pay bonuses to any employees other than in the Ordinary Course of Business, (iii) grant any severance or termination pay (other than pursuant to the normal severance practices of the Dickson Group as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) establish, adopt or enter into any employee benefit plan or arrangement or (v) except as may be required by applicable Law, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Dickson Group), with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.23 of this Agreement;

                 (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or any of its Subsidiaries' capital stock or other equity interests;

                 (c) (i) redeem, purchase or otherwise acquire any shares of the Affiliates' or any of their Subsidiaries' capital stock, any securities or obligations convertible into or exchangeable for any shares of the Affiliates' or their Subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Dickson Group in exchange for capital contributions or loans to such Subsidiary), or any options, warrants or conversion or other rights to acquire any shares of the Affiliates' or their Subsidiaries' capital stock or any such securities or obligations;
(ii) effect any reorganization or recapitalization of the Dickson Group or their Affiliates; or (iii) split, combine or reclassify any of the Affiliates' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Affiliates' capital stock;

                 (d) (i) issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of the Dickson Group or their Affiliates' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms materially more favorable to the holders thereof; or (iii) take any action to accelerate the vesting of any stock options;

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business and consistent with past practice);

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of their assets, the Affiliates' assets or any assets of any of their Subsidiaries, except for pledges or dispositions of assets in the Ordinary Course of Business and consistent with past practice;

                 (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize any of the officers, directors, employees or agents of the Dickson Group or of the Affiliates or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Dickson Group or their Affiliates to take any such action, and the Dickson Group shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by the Dickson Group, the Shareholder or any of their Affiliates. For purposes of this Agreement, the term "Competing Transaction" shall mean any proposal or offer from any person or entity (other than Acquiror or an affiliate of Acquiror) relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any possible disposition or issuance of any Dickson Shares or any capital stock or other equity interests in the Dickson Group or their Affiliates (or any rights or securities exercisable for or convertible into Dickson Shares or any such capital stock or other equity interests), or any merger or other business combination with, the Dickson Group or their Affiliates;

                 (h) release any third party from its obligations under any existing standstill agreement or arrangement relating to a Competing Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Dickson Group, the Affiliates or any of their Subsidiaries;

                 (i) propose to adopt any amendments to their charter or bylaws;

                 (j) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of Tax returns for the taxable year ending December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by any Law or by GAAP;

                 (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the Ordinary Course of Business consistent with past practice;

                 (l) enter into any material arrangement, agreement or contract with any third party other than in the Ordinary Course of Business;

                 (m) take any action that reasonably could be expected to result in any of the conditions set forth in Article X not being satisfied; or

                 (n) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII

                          COVENANTS OF THE SHAREHOLDER

         7.01 COVENANTS OF THE SHAREHOLDER. The Shareholder (and each Transferee to the extent such has become a Shareholder) covenants and agrees that, prior to the Closing, such Shareholder will not:

                 (a) take any action that reasonably could be expected to result in any of the conditions set forth in Article X not being satisfied; or

                 (b) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize any agent, investment banker, financial advisor, attorney, accountant or other representative retained by such Shareholder to take any such action, and such Shareholder shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by such Shareholder.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.01 NOTIFICATION OF CERTAIN MATTERS. The Dickson Group, the Shareholder and each Transferee to the extent such has become a Shareholder shall give prompt notice to Acquiror and Acquisition Corp., and Acquiror and Acquisition Corp. shall give prompt notice to the Dickson Group and the Shareholder, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the party giving such notice contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing in any material respect (unless said representation and warranty is given as of the Closing Date through an amendment in addition to the Schedules), (ii) any material failure of the party giving such notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder within the time specified therefor and (iii) any change or event having, or which, insofar as can be reasonably foreseen, could have a Material Adverse Effect.

         8.02    ACCESS AND INFORMATION.

                 (a) The Dickson Group shall, and shall cause their Affiliates to, (i) afford to Acquiror and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Dickson Group and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Dickson Group and its Subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror or the Acquiror Representatives.

                 (b) The terms and provision of the mutual confidentiality and non-disclosure agreement, dated December 30, 1997, between the Acquiror and the Dickson Group shall remain in full force and effect in accordance with its terms.

         8.03    APPROPRIATE ACTION; CONSENTS; FILINGS.

                 (a) The Dickson Group, the Shareholder, the Acquiror and the Acquisition Corp. shall use, all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement,
(ii) to obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Dickson Group, the Shareholder or Acquiror or Acquisition Corp., respectively, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and
(iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby under (A) the Exchange Act, the rules and regulations thereunder and any other applicable U. S. federal or state securities laws, (B) the Hart-Scott-Rodino Act ("HSR" Act) and (C) any other applicable Law; provided that Acquiror, the Shareholder, the Dickson Group and Acquisition Corp. shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing (except, with respect to the HSR Act, for such documents that are not customarily provided to the other party) and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Dickson Group, Acquiror, the Shareholder, and Acquisition Corp. shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                 (b) Dickson Group, the Acquiror and, to the extent applicable to a particular Shareholder, such Shareholder agree to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Acquiror, the Shareholder, and the Dickson Group also agree to take all reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative or judicial action that would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall any party take, or be required to take, any action that could reasonably be expected to have a Material Adverse Effect.

                 (c) The Dickson Group, Acquiror, the Shareholder and Acquisition Corp. shall each promptly give any notices regarding this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which such person is a party or by which such person is bound, and use all reasonable efforts to obtain any third party consents (i) necessary to consummate the transactions contemplated by this Agreement, or
(ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement.

                 (d) If the Dickson Group, the Shareholder, Acquisition Corp. or Acquiror shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Dickson Group, Acquiror, the Affiliates, their respective businesses and the Shareholder resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

         8.04 PUBLIC ANNOUNCEMENTS. Acquiror and the Dickson Group shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that a party may, without consulting with the other party, issue such a press release or make such a public statement if required by applicable Law or the rules of the NASD or a national securities exchange if such party has used commercially reasonable efforts to consult with the other party but has been unable to do so in a timely manner.

         8.05 EXPENSES. All costs and expenses incurred by the Shareholder or by the Acquiror in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Without limiting the foregoing, if a Closing of the transaction contemplated hereunder should occur, it is expressly agreed that Acquiror shall pay all filing fees to obtain necessary consents under the HSR Act; provided, however, if the Closing does not occur, the Acquiror and the Shareholder shall each pay one-half of such filing fees. Expenses incurred by the Dickson Group and the Shareholder in connection with this Agreement shall be borne and paid for by the Dickson Group prior to Closing.

         8.06    BOARD OF DIRECTORS; EMPLOYMENT AGREEMENTS.

                 (a) Acquiror shall take such action as may be necessary to cause Fred E. Gallander, Jr. to be appointed or elected to the Board of Directors of Acquiror as a director from the Closing until the regularly scheduled election of the Board of Directors in 1999. Further, during the term of Gallander's Employment Agreement, and so long as Gallander shall own or control by proxy at least 7% of the issued and outstanding capital stock of the Acquiror, the Acquiror shall nominate Gallander for election by its shareholders to serve on the Board of Directors of Acquiror.

                 (b) The Acquisition Corp. (and Acquiror, as guarantor) and Gallander, Paul T. Gariepy, Jr., Bobby J. Frantom and Thomas G. Wright shall execute the Employment Contracts attached hereto as Exhibits C, D, E and F and become full-time employees of Acquisition Corp. immediately upon Closing the transactions contemplated by this Agreement.

         8.07 TRANSFER TAXES. The Shareholder shall be responsible for the payment of all transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.

         8.08 CONDUCT OF BUSINESS DURING EARN-OUT PERIOD. During the Earn-Out Period, Gallander shall be entitled to operate and manage the business of the Dickson Group consistent with the Ordinary Course of Business and shall cause the books and records of the Dickson Group to be maintained in a manner so that Adjusted EBTDA may be properly determined. Acquiror shall have the right to supervise or consult with Gallander concerning the operations and management of the business of the Dickson Group during the Earn-Out Period. Acquisition Corp. and Gallander will not be allowed to borrow funds or to incur Long-Term Debt; provided, however, that in the event Acquisition Corp. requires cash or working capital during the Earn-Out Period, Acquiror shall loan the necessary funds to Acquisition Corp. in the Ordinary Course of Business in accordance with substantially similar terms and conditions as Dickson GMP's current working capital line of credit. Under no circumstance shall Acquiror be required to loan funds to Acquisition Corp. for capital expenditures or investments other than for normal maintenance and repair items during the Earn-Out Period.

         8.09 TAX REPORTS. Shareholder shall prepare and file all requisite federal and state tax returns for the period ending on the date on which any or all of the Dickson Group loses its tax filing requirements as an "S" corporation; provided, however, that Acquiror or a designated representative will have the right to approve same, which approval shall not be unreasonably withheld.

         8.10 NO NAME CHANGE OF DICKSON GMP OR LOCATION. Acquiror covenants and agrees that from and after the Closing Date through the Earn-Out Period Acquiror shall not amend the articles of incorporation of the Surviving Corporation to change its name or operate Dickson GMP under any name other than "Dickson GMP International, Inc.," or voluntarily change the location of the Fabricating Facility and office located on the Scheduled Fee Lands and Leases, without the approval of Shareholder.

                                   ARTICLE IX

                                INDEMNIFICATION

         9.01    BY SHAREHOLDER.  Subject to the terms and conditions of this
Article IX, the Shareholder hereby agrees to indemnify, defend and hold harmless Acquiror and its directors, officers, employees, consultants, Affiliates and controlling persons (hereinafter, including the Dickson Group and its Subsidiaries after the Closing, collectively, the "Acquiror Indemnified Parties") from and against all Claims (as defined below) asserted against, imposed upon or incurred by Acquiror or any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Dickson Group or such Shareholder contained in or made pursuant to this Agreement, including, but not limited to, any environmental matter in Section 4.24; and (b) the breach of any covenant or agreement of the Dickson Group or such Shareholder contained in or made pursuant to this Agreement; provided, however, Acquiror and Acquiror Indemnified Parties covenant and agree that in no event shall the liability, in the aggregate, of the Shareholder, in his capacity as indemnifying party, for any and all indemnified Claims under this Article IX exceed the Purchase Price, subject, however, to the provisions of Section 9.07(b). As used in this Section 9.01, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), but excluding any allocation of overhead costs and expenses of Acquiror or any of its Subsidiaries), penalties, court costs and reasonable legal, accounting, consulting and engineering fees and expenses; (iii) all reasonable and necessary costs that may be attributable to an Environmental Condition or that may be necessary to comply with Environmental Laws, including, but not limited to, the removal of Hazardous Materials and the remediation of any property according to standards established by Environmental Law or standards established on a case-by-case basis by any Governmental Authority according to Environmental Law; and (iv) all demands, Claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid. Acquiror has no obligation to seek recovery of any Claim, or any portion thereof, from any insurance policies covering the Dickson Group and/or Shareholder in effect prior to the Closing, but will reasonably cooperate with Shareholder in Shareholder's seeking such recovery. In the event that the Dickson Group and/or the Shareholder recover from such an insurance policy for a Claim, or a portion thereof made by Acquiror, and such insurance recovery was paid to Acquiror by the insurance company, then Acquiror shall reimburse the Dickson Group and/or the Shareholder for that portion of the Claim that was paid by both the Dickson Group and/or the Shareholder to Acquiror on the one hand and the insurance company on the other.

         9.02    BY ACQUIROR AND ACQUISITION CORP.   Subject to the terms and
conditions of this Article IX, Acquiror and Acquisition Corp., jointly and severally, hereby agree to indemnify, defend and hold harmless the Shareholder and his legal representatives, heirs and assigns

(collectively, the "Shareholder Indemnified Parties") from and against all Claims (as defined below) asserted against, imposed upon or incurred by the Shareholder or any Shareholder Indemnified Party, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Acquiror and/or Acquisition Corp. contained in or made pursuant to this Agreement; (b) the breach of any covenant or agreement of Acquiror and/or Acquisition Corp. contained in or made pursuant to this Agreement; and (c) matters assumed by Acquiror and/or Acquisition Corp. pursuant to Section 2.05 of, or elsewhere in, this Agreement. As used in this
Section 9.02, the term "Claim" shall include (i) all debts, liabilities and obligations, (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable legal, accounting, consulting and/or engineering fees and expenses), and (iii) all demands, Claims, actions, costs of investigations, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

         9.03 DEFENSE OF THIRD PARTY CLAIMS. The obligation of the Shareholder to indemnify the Acquiror Indemnified Parties under this Article IX with respect to Claims under Section 9.01 and the obligation of Acquiror to indemnify the Shareholder Indemnified Parties under this Article IX with respect to Claims under Section 9.02 relating to or arising from third parties (a "Third Party Claim") shall be subject to the terms and conditions set forth below. As used in this Section 9.03, Acquiror Indemnified Parties and Shareholder Indemnified Parties are each referred to as an "Indemnified Party."

                 (a) NOTICE AND DEFENSE. The Indemnified Party will give the party obligated to indemnify the Indemnified Party under this Article IX (referred to in this Section as the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by the Indemnifying Party upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires and an extension cannot be obtained with minimal expense or cost). Failure of the Indemnified Party to give such notice shall not affect the indemnification obligations under this Article IX, except to the extent the Indemnifying Party's defense of a Third Party Claim is materially prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such clam, and shall in other respects give reasonable cooperation in such defense. If notice or consent is required to be given or obtained under this Section 9.03 to or from Shareholder or a Shareholder Indemnified Party, then notice will be sent to or consent will be requested from the Shareholder Representative at the address for the Shareholder Representative set forth in Section 11.06, if notice or consent is required to be given or obtained under this Section 9.03 to or from Acquiror or an Acquiror Indemnified Party, then notice will be sent to or consent will be requested from the Acquiror at the address for Acquiror set forth in Section 11.06.

                 (b) FAILURE TO DEFEND. If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of any Third Party Claim so requires), fails to undertake the defense of such Third Party Claim actively and in good faith, then the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto.

                 (c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Article IX to the contrary notwithstanding, (i) if there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party other than as a result of money damages and such Third Party Claim is reasonably likely to result in money payments in an aggregate amount of less than $25,000, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle such Third Party Claim or consent to any judgment without first obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

         9.04 WAIVER. The Shareholder hereby agrees to waive, and to not assert, any and all rights such Shareholder may have under any applicable Law or otherwise to make a claim against or otherwise demand or receive payment from the Acquisition Corp., the Dickson Group or any of its Subsidiaries arising out of or with respect to the inaccuracy or breach of any representation or warranty of the Dickson Group set forth in this Agreement, the breach by the Acquisition Corp. or the Dickson Group of any covenant or agreement of the Dickson Group set forth in this Agreement or the payment of any amounts to the Acquiror Indemnified Parties pursuant to this Article IX or the Escrow Agreement.

         9.05 REQUIRED SETOFF. Notwithstanding anything to the contrary contained herein with regard to any Claims for which Acquiror Indemnified Parties are entitled to indemnification under Section 9.01 hereof, Acquiror or any other Acquiror Indemnified Party first must offset any such amounts to which it is entitled to be indemnified under Section 9.01 of this Agreement against the Contingent Consideration.

         9.06 BASKET. No Claim for indemnification under Section 9.01 may be made by an Acquiror Indemnified Party after determination of The Balance Sheet Adjustments and Working Capital Adjustments, as defined in the Escrow Agreement, unless and until, and only to the extent that, the amount of all Claims, in the aggregate, exceeds $300,000.00.

         9.07    TERMINATION OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

                 (a) All representations and warranties contained herein or pursuant to this Agreement shall survive the consummation of the transactions provided for in this Agreement for eighteen months from the Closing; save and except any Claims for breaches of the representations and warranties made solely as to Taxes set forth in Section 4.18, any penalties or fines attributable to the Air Quality Permit; or representations as to the Acquiror Common Stock and Preferred Stock set forth in Section 5.08, each of which shall survive until 30 days following the expiration of the applicable statute of limitation; otherwise, covenants and indemnities shall survive the Closing.

                 (b) All Claims of the Acquiror or Acquisition Corp. for breaches of any representation, warranty, covenant, or indemnity of the Shareholder and the Dickson Group contained herein or pursuant to this Agreement as such relates in any way to Dickson Nigeria and/or Servicios y Construcciones shall be limited to an aggregate of $1.0 million.

                                   ARTICLE X

                                   CONDITIONS

         10.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. The respective obligations of Acquiror, Acquisition Corp., the Dickson Group and the Shareholder to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the agreement of the parties, in whole or in part, to the extent permitted by applicable Law:

                 (a) Acquiror, the Shareholder, the Shareholder Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement and the Registration Rights Agreement substantially in the form set forth on Exhibits B and G, respectively;

                 (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the transactions contemplated in this Agreement illegal or otherwise prohibiting consummation of the transaction or such other transactions contemplated by this Agreement;

                 (c) the applicable waiting period under the HSR Act shall have expired or been terminated;

                 (d) Shareholder and the Dickson Group shall have received the consent of Chevron to the assignment of the Chevron Contracts to Acquisition Corp.;

                 (e) Each of the Transferees and Gallander, if required, shall have executed the Appointment of Shareholder Representative substantially in the form attached as Exhibit I; and

                 (f) Gallander, Gariepy, Frantom, Wright and Acquisition Corp., and Acquiror, as guarantor, shall have delivered to Acquiror executed copies of their respective Employment Agreements in substantially the same form as Exhibits C, D, E and F.

         10.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Transaction contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

                 (a) each of the representations and warranties of the Dickson Group and the Shareholder contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement (unless the representation and warranty is made as of the Closing through an amendment or addition to the Schedules) and as of the Closing as though made again as of the Closing. Each Schedule shall be amended or revised as necessary to accurately reflect the applicable information through the Closing Date. Acquiror shall have received a certificate (i) of the President and the Chief Financial Officer of each of the Dickson Group, dated the Closing Date, to such effect as it relates to the Dickson Group and (ii) from the Shareholder, dated the Closing Date, to such effect;

                 (b) the Dickson Group and the Shareholder or Shareholders or Shareholder Representative shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Dickson Group or the Shareholder or Shareholders or Shareholder Representative on or prior to the Closing. Acquiror shall have received a certificate (i) of the President and the Chief Financial Officer of each of the Dickson Group, dated the Closing Date, to such effect as it relates to the Dickson Group and (ii) from each of the Shareholders, dated the Closing Date, to such effect as it relates to Article VII;

                 (c) the resignations, effective at Closing, of each of directors and officers of the Dickson Group shall have been delivered to Acquiror;

                 (d) the Shareholder and Shareholders or Shareholder Representative shall have executed a stock power (or other appropriate documentation) that effects the valid transfer of title to all of the issued and outstanding Dickson Shares of the Dickson Group to Acquiror, except for the Shares in Dickson GMP which shall be surrendered to the Acquisition Corp. pursuant to the Merger;

                 (e) Acquiror shall have received a title commitment to the Belle Chasse Real Property showing as the only encumbrance the Building Debt to be assumed by Acquiror at Closing, but all other exceptions listed on the existing Policy of Title Insurance issued by first

American Title Insurance Company, Policy No. FA-31-231568 and Permitted Liens shall be accepted as exceptions to the title commitment issued to Acquiror;

                 (f) the Shareholder or Shareholders or Shareholder Representative shall have complied with any requirements of the Articles of Incorporation or Bylaws of the Dickson Group regarding the sale or transfer of stock of the Dickson Group;

                 (g) the Dickson Group shall have submitted an application or request for any Permit described or referenced in Schedule 4.11 and/or
Schedule 4.24 of the Disclosure Schedule; and

                 (h) the Shareholder Representative shall have duly executed and delivered the Escrow Agreement, the Registration Rights Agreement and the Appointment of Shareholder Representative and appropriate resolutions.

         10.03 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER. The obligations of the Shareholder to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Shareholder, in whole or in part, to the extent permitted by applicable Law:

                 (a) forty percent of the Total Consideration received by the Shareholder for tax purposes at the date of Closing shall be payable in Acquiror Common Stock, without the necessity for Acquiror to obtain any further consent, approval or vote;

                 (b) each of the representations and warranties of Acquiror and the Acquisition Corp. contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing as though made again as of the Closing. Each of the Schedules shall be amended or revised as necessary to the Closing Date. The Shareholder shall have received a certificate of the President and the Chief Financial Officer of Acquiror and the Acquisition Corp., dated the Closing Date, to such effect;

                 (c) Acquiror and the Acquisition Corp. shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. The Shareholder shall have received a certificate of the President and the Chief Financial Officer of Acquiror and the Acquisition Corp., dated the Closing Date, to such effect;

                 (d) Acquiror and the Acquisition Corp. shall have duly executed and delivered the Escrow Agreement, appropriate resolutions, and Acquiror shall have duly executed and delivered the Registration Rights Agreement;

                 (e) Acquiror and the Acquisition Corp. shall have (i) paid the Initial Consideration to the Shareholder and (ii) delivered the Escrowed Amount to the Escrow Agent pursuant the Escrow Agreement;

                 (f) Acquisition Corp. shall have duly executed the Certificate of Merger;

                 (g) Acquiror shall pay to Power Offshore Services, Inc. ("Power Offshore") the entire principal balance plus accrued interest, if any, of the July 2, 1997 promissory note executed by Dickson GMP to Power Offshore and shall cause Power Offshore to deliver to Gallander the conditional guaranty of Gallander to Power Offshore dated June 5, 1998 marked "canceled"; provided that the entire principal balance plus accrued interest, if any, shall be deducted from the cash portion of the Initial Consideration paid to the Shareholder on the Closing Date; and

                 (h) Acquiror shall pay and extinguish the Debt of the Dickson Group to First National Bank of Commerce ("FNBC Debt") and shall cause FNBC to deliver to Gallander all guaranty agreements of Gallander and the Affiliates of the Dickson Group to FNBC marked "canceled" and Acquiror's payment of the FNBC Debt shall not reduce the Purchase Price.

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a) by mutual consent of Acquiror, the Dickson Group and the Shareholder;

                 (b) by Acquiror, the Dickson Group or the Shareholder if the Closing has not occurred on or before October 31, 1998;

                 (c) by Acquiror, upon a material breach of any covenant or agreement on the part of the Dickson Group or the Shareholder set forth in this Agreement, or if any representation or warranty of the Dickson Group or the Shareholder shall have become untrue (a "Terminating Dickson Group Breach"); provided that, if such Terminating Dickson Group Breach is curable by the Dickson Group or the Shareholder through the exercise of reasonable efforts and for so long as the Dickson Group or the Shareholder continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this
Section 11.01(c);

                 (d) by the Dickson Group or the Shareholder, upon a material breach of any covenant or agreement on the part of Acquiror and Acquisition Corp. set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Dickson Group and the Shareholder may not terminate this Agreement under this Section 11.01(d); or

                 (e) by Acquiror, the Dickson Group or the Shareholder if there shall be any Order which is final and nonappealable preventing the consummation of the Agreement, unless the party relying on such Order has not complied with its obligations under Section 8.03.

         11.02 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 11.01, the Dickson Group, the Shareholders and Acquiror shall have no obligation or liability to each other except that
(i) the provisions of Sections 8.02(b) and 8.05 shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         11.03 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and if said party that is entitled to the benefits of such provision with knowledge that a provision has not been satisfied proceeds with the Closing on the Closing Date without having required the terms and conditions of such provision to be met, then said party shall conclusively be deemed to have waived the benefits of said provision. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

         11.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. Neither this Agreement nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.

         11.05 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto. Acquiror may, upon notice to the Shareholder, assign or delegate its rights and obligations under this Agreement or any part hereof to any direct or indirect wholly owned subsidiary of Acquiror, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or due to the Dickson Group or the Shareholder or relieve Acquiror of its obligations hereunder. If Acquiror assigns or delegates its obligations hereunder, Acquiror shall execute a guarantee agreement in form and content acceptable to Shareholder on the Closing Date. Acquiror expressly grants its consent to Gallander and agrees that Gallander shall be entitled to assign or cause to be issued a portion of the Dickson Shares in each of the members of Dickson Group to each of Gariepy, Frantom and

Wright (each a "Transferee") at or prior to Closing (the "Assignment Right"). Acquiror agrees that if Gallander exercises his Assignment Right said Transferees shall be entitled to the rights and benefits and will be subject to the obligations and liabilities hereunder of a Shareholder of the Dickson Group, on a pro rata basis in the sharing ratios set forth on Schedule 2.07, as then updated as of the date of Closing, and that all obligations including, without limitation, indemnity obligations of the Shareholder shall be several and not joint in proportion to their respective sharing ratios set forth on
Schedule 2.07.

         Each Transferee and his spouse intervene in the execution and delivery of this Agreement and each hereby agrees as follows:

                 (a) if Gallander exercises his Assignment Right, which Gallander is not obligated to do, the Transferee agrees that the Dickson Shares shall be subject to all of the terms and conditions of this Agreement and the Transferee shall be bound by all of the terms and conditions hereof;

                 (b) Gallander shall be the "Shareholder Representative" as such term is defined and used in this Agreement for the purposes of notices and determinations to be made under this Agreement and subject to the rights and obligations set forth in the Appointment of Shareholder Representative, attached hereto as Exhibit I;

                 (c) the Acquiror Common Stock received by each Transferee under the terms of this Agreement shall be subject to an irrevocable proxy in favor of Gallander for a period of three (3) years from the date of issuance of such Acquiror Common Stock to the Transferee and the Transferee agrees to execute and deliver such an irrevocable proxy to Gallander on the Closing Date; and

                 (d) in the event of the unavailability or refusal of the Transferee or his spouse to execute and deliver documents to which he is a party and perform his obligations at Closing, the Transferee and the Transferee's spouse hereby names and appoints Gallander as his agent and attorney-in-fact to take all action which Gallander shall consider necessary or advisable in connection with consummating the transactions contemplated under this Agreement, hereby giving Gallander full power and authority to act in and to the same extent as if the Transferee were personally present and hereby ratifying and confirming all that Gallander shall lawfully do or cause to be done by virtue of this power of attorney, so long as Gallander's interest is handled substantially on the same terms and conditions as the Transferee's interest. The power of attorney granted pursuant to this Section is a special power of attorney, is irrevocable, and shall survive the incapacity of the Transferee.

         Each party to this Agreement hereby agrees that if Gallander exercises his Assignment Right under this Section 11.05, then the term "Shareholder" as used in this Agreement shall be deemed to be plural "Shareholders" and all rights, benefits, and obligations of the Shareholders shall be shared on a several and not joint basis, pro rata in proportion to their respective sharing ratios set forth on Schedule 2.07, which shall be updated and the updated
Schedule 2.07 shall replace and supersede the Schedule 2.07 attached hereto on the date of this Agreement.

         11.06 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

                 if to the Dickson Group or to the Affiliates:

                          Dickson GMP International, Inc.
                          4001 Woodland Highway
                          New Orleans, Louisiana  70131
                          Telecopy: (504) 398-7879
                          Attn:  Paul T. Gariepy, Jr.

                          with copies to:

                                  David A. Kerstein, Esq.
                                  228 St. Charles Avenue
                                  902 Whitney Building
                                  New Orleans, Louisiana  70130
                                  Telecopy:  (504) 525-5381

                                  Raymond James & Associates, Inc.
                                  2001 Ross Avenue, Suite 1100
                                  Dallas, Texas 75201
                                  Telecopy:  (214) 720-1315
                                  Attention:  Allen D. Lassiter

                 if to Acquiror or Acquisition Corp.:

                          TransCoastal Marine Services, Inc.
                          2925 Briarpark, Suite 930
                          Houston, Texas  77042
                          Telecopy:  (713) 781-6364
                          Attention:  Thad "Bo" Smith
                          with copies to:

                                  Johnson Rice & Company L.L.C.
                                  639 Loyola Avenue, Suite 2775
                                  New Orleans, Louisiana  70113
                                  Telecopy:  (504) 566-0742
                                  Attention:  Greg Miner

                                  Vinson & Elkins L.L.P.
                                  2300 First City Tower
                                  1001 Fannin Street
                                  Houston, Texas  77002-6760
                                  Telecopy:  (713) 615-5531
                                  Attention:  T. Mark Kelly

                 if to the Shareholder/Shareholder Representative:

                          Fred E. Gallander
                          Dickson GMP International, Inc.
                          4001 Woodland Highway
                          New Orleans, Louisiana  70131
                          Telecopy:  (504) 398-7879

                          with copies to:

                                  David A. Kerstein, Esq.
                                  228 St. Charles Avenue
                                  902 Whitney Bldg.
                                  New Orleans, Louisiana 70130
                                  Telecopy: (504) 525-5381

or to such other address as the parties set forth above shall have furnished to the other parties set forth above by notice given in accordance with this
Section 10.07. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         11.07 GOVERNING LAW. THE CONSTRUCTION, INTERPRETATION, AND VALIDITY OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         11.08 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         11.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         11.10 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         11.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity. Notwithstanding anything contained herein to the contrary, the parties hereto agree that no party shall have any right to assert or collect from any other party to this Agreement any punitive damages, consequential damages, or exemplary damages in any way arising in connection with this Agreement or the transactions contemplated hereunder.

         11.12 FORUM. EXCEPT IN EACH CASE FOR ALL MATTERS RELATING IN ANY RESPECT TO THE ESCROW AGREEMENT OR THE FUNDS HELD PURSUANT THERETO, INCLUDING THE DETERMINATION OF ANY AND ALL AMOUNTS TO BE DISTRIBUTED FROM THE FUNDS HELD PURSUANT THERETO, (WHICH MATTERS SHALL BE GOVERNED BY THE TERMS (INCLUDING THE ARBITRATION PROVISIONS) OF THE ESCROW AGREEMENT), ACQUIROR, THE DICKSON GROUP, THE SHAREHOLDER REPRESENTATIVE AND THE SHAREHOLDERS FOR THEMSELVES, THEIR SUCCESSORS AND ASSIGNS, HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN TEXAS AND AGREE AND CONSENT THAT SERVICE OF PROCESS MAY BE MADE UPON ANY OF THEM IN ANY LEGAL PROCEEDING ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BY SERVICE OF PROCESS AS PROVIDED BY TEXAS LAW (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS LOCATED IN

TEXAS, (C) FOR SUCH PURPOSES IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS WITH RESPECT TO ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO SUCH PARTY AND ITS COUNSEL AT THEIR ADDRESSES SET FORTH HEREIN, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ACQUIROR, THE DICKSON GROUP, THE SHAREHOLDER REPRESENTATIVE OR ANY OF THE SHAREHOLDERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS OBLIGATIONS HEREUNDER SHALL, BE BROUGHT IN THE COURTS OF TEXAS.

         11.13 FURTHER ASSURANCES. The Acquiror, Acquisition Corp., the Dickson Group and the Shareholder, each agree that it will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

         11.14 TEXAS DECEPTIVE TRADE PRACTICES ACT. Each party hereto specifically does hereby waive any claim it or he has or may have had related to this Agreement or the transactions contemplated hereby pursuant to the Texas Deceptive Trade Practices Act, as amended from time to time.

         IN WITNESS WHEREOF, Acquiror, the Dickson Group, the Shareholder and the Transferees have each executed or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.

                             ACQUIROR:

                                     TRANSCOASTAL MARINE SERVICES, INC.


                                     By:
                                              Name:
                                              Title:

                                     TRANSCOASTAL ACQUISITION, INC.


                                     By:
                                              BILL STALLWORTH
                                              President

                             DICKSON GROUP:

                                     DICKSON GMP INTERNATIONAL, INC.


                                     By:
                                              FRED E. GALLANDER, JR.
                                              President

                                     DICKSON MARINE, INC.


                                     By:
                                              FRED E. GALLANDER, JR.
                                              President

                                     DICKSON NIGERIA, LTD.


                                     By:
                                              FRED E. GALLANDER, JR.
                                              President

                                     SERVICIOS Y CONSTRUCCIONES PETROLERAS
                                                VENTURA, C.A.


                                     By:
                                              FRED E. GALLANDER, JR.
                                              President

                                     VENTURA RESOURCES, INC.


                                     By:
                                              FRED E. GALLANDER, JR.
                                              President

                                  SHAREHOLDER:


                                     Fred E. Gallander, Jr.



                                     Rebecca D. Gallander


                                  TRANSFEREE:


                                     Paul T. Gariepy, Jr.



                                     Beverly B. Gariepy



                                     Bobby J. Frantom



                                     Shawnee L. Frantom



                                     Thomas G. Wright

                                   EXHIBIT A

                                 DEFINED TERMS

         "Accounts Receivable" means all accounts and notes receivable from account, note and other debtors of the Dickson Group or any of the Subsidiaries outstanding as of the date hereof.

         "Accredited Investor" means the meaning as set forth in Rule 501 of Regulation D adopted pursuant to the Securities Act of 1933, as amended.

         "Acquiror Common Stock" means common stock, par value $.001 per share, of TransCoastal Marine Services, Inc.

         "ADA" has the meaning set forth in Section 4.22.

         "Adjusted EBTDA" means earnings before taxes, depreciation, and amortization (prepared on an accrual basis of accounting and in accordance with GAAP, consistently applied), during the Earn-Out Period (as defined in Section 2.05), and as determined in accordance with Annex I attached hereto.

         "Affiliate" means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term "Affiliate" shall also mean (1) the spouse and children (including those by adoption) of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse and/or one or more members of such Person's lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

         "beneficial owner" and words of similar import shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

         "Benefit Plan" or "Benefit Plans" shall mean each Plan and each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not a Plan and that is sponsored, maintained or contributed to by the Dickson Group or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or has been so sponsored, maintained or contributed to since 1974;

         "Business" means the business and operations as are currently being performed by the Dickson Group.

         "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

         "Chevron Contracts" shall mean the two (2) Chevron Global Technology Services Contracts (Construction Contract Nos. 6804-0007 and 6804-0010) for work to be performed in New Orleans, Louisiana, and Venezuela and the Chevron, USA Alliance contract for work to be performed in California..

         "Claim" means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

         "Closing" shall mean a meeting, which shall be held in accordance with
Section 2.03 of this Agreement, of persons interested in the transactions contemplated by this Agreement at which all documents deemed necessary by the parties to this Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the Acquisition are executed and delivered;

         "Closing Date" shall mean the date of the Closing as determined pursuant to Section 2.03 of this Agreement;

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

         "control" (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

         "Damages" means all debts, liabilities, obligations, losses, including diminution of value, damages, cost and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

         "Debt" means, without duplication, (i) all indebtedness of the Dickson Group for borrowed money, (ii) all obligations of the Dickson Group evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations of the Dickson Group as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) all Debt of the type described in clauses (i) through (iii) above secured by any Lien on property of the Dickson Group.

         "Dickson Assets" means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Dickson Group in connection with the Business.

         "Environmental Laws" has the meaning set forth in Section 4.24.

         "Environment" shall have the meaning set forth in Section 4.24.

         "Environmental Condition" shall have the meaning set forth in Section 4.24.

         "Governmental Authority" means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

         "Hazardous Material" has the meaning set forth in Section 4.24.

         "Intellectual Property Rights" means any trademark, service mark, trade name, invention, patent, trade secret, know-how, copyright (including to the extent applicable, any registrations thereof or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right, exclusive of over-the-counter software.

         "Law" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

         "Lien" means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.

         "Material Adverse Effect" means, in relation to any Person, any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or prospects, taken as a whole, of the Person referred to.

         "Ordinary Course of Business" means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

         "Permitted Liens" means:

                 (i)      Liens for taxes which are not yet due and payable;

                 (ii) inchoate Liens arising by operation of law, including materialman's, mechanic's, repairman's, laborer's, warehousemen, carrier's, employee's, contractor's and operator's Liens arising in the Ordinary Course of Business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Closing Date Balance Sheet.

                 (iii) minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord's interest in leased properties or a tenant's interest in leased properties) that individually or in the aggregate
         (1) have not had, and are not reasonably likely to have a material adverse effect on the ability of the Dickson Group or its Affiliates to use such property in the manner previously owned or used by the Dickson Group or the Subsidiaries or (2) materially impair the value of such property;

                 (iv) Liens on Belle Chasse Property to secure the Building Debt being assumed by Acquiror at Closing;

                 (v) Liens affecting a landlord's interest in property leased to the Dickson Group or the Subsidiaries so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant's interest is recognized and protected);

                 (vi) Liens on Belle Chasse Property and other Dickson Assets to secure Debt in favor of First National Bank of Commerce, which Debt is to be paid in full by Acquiror at Closing; and

                 (vii)    the capital lease transactions described on Schedule
         4.16 attached hereto.

         "Person" means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

         "Plan" or "Plans" shall mean each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, but not limited to, any employee benefit plan that may be exempt from some or all of the provisions of ERISA, that is sponsored, maintained or contributed to by the Dickson Group or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of the Dickson Group or any of its subsidiaries, or has been so sponsored, maintained or contributed to since 1974;

         "Release" has the meaning set forth in Section 4.24.

         "Rules" means the Commercial Arbitration Rules of the American Arbitration Association.

         "subsidiary" or "subsidiaries" of the Dickson Group, Acquiror or any other person, shall mean any corporation, partnership, joint venture or other legal entity of which the Dickson Group, Acquiror or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

         "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and

         "Tax Item" means all items of income, gain, loss, deduction and credit and other tax items.

         "Third-Party Claim" means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

         "Total Consideration" means the Purchase Price set forth in Section 2.03, including all cash payable to the Shareholder at Closing (including the Escrowed Amount) and the cash portion of the Contingent Consideration, and the fair market value of 1,700,000 shares of Acquiror Common Stock determined in accordance with the following principles:

                 (a) All Acquiror Common Stock shall be valued as of the close of the financial markets on the last Business Day preceding the Closing Date; and

                 (b) It shall be assumed that the entire Contingent Consideration has been earned; and

                 (c) It shall be assumed that Gallander has not elected to accept any Acquiror Preferred Stock in lieu of cash as provided for in Section 2.07(b).

         "Transaction Documents" means this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

                                   EXHIBIT B

                                 [See Attached]

                                ESCROW AGREEMENT

                                   EXHIBIT C

                                 [See Attached]

                         GALLANDER EMPLOYMENT AGREEMENT

                                   EXHIBIT D

                                 [See Attached]

                          GARIEPY EMPLOYMENT AGREEMENT

                                   EXHIBIT E

                                 [See Attached]

                          WRIGHT EMPLOYMENT AGREEMENT

                                   EXHIBIT F

                                 [See Attached]

                          FRANTOM EMPLOYMENT AGREEMENT

                                   EXHIBIT G

                                 [See Attached]

                         REGISTRATION RIGHTS AGREEMENT

                                    ANNEX I
                        DETERMINATION OF ADJUSTED EBTDA

         For the purposes of the Agreement by and among Acquiror; Acquisition Corp., Dickson GMP; Dickson Marine, Dickson Nigeria; Servicios y Construcciones; Ventura Resources and Shareholder, adjusted earnings before taxes, depreciation and amortization ("Adjusted EBTDA") of the Dickson Group for the period indicated in Section 2.07 of the Agreement shall be determined in the following manner.

         The term "Business" as used in this Annex I means the business and assets of the Dickson Group and the Subsidiaries acquired by Acquiror and Acquisition Corp. pursuant to the Agreement. Except as specifically provided in this Annex I, the Business shall not include any other business or assets of any other business entity owned or acquired by the Dickson Group, the Subsidiaries or the Acquisition Corp. during the term of the Earn-Out Period other than assets acquired by the Dickson Group or the Subsidiaries in the ordinary course of business, unless otherwise agreed to in writing by the parties. Any capitalized term not defined in this Annex I shall have the meaning assigned to the term in the Agreement.

                 A. There shall first be determined revenues of the Business for the Earn-Out Period, by application of the accrual method of accounting and generally accepted principles of accounting. Revenues shall not include any interest income, income tax refunds, non-recurring or extraordinary items as defined under generally accepted accounting principles.

                 B. There shall then be determined the "expenses" of the Business for such period. For this purpose, "expenses" shall consist of those expenses incurred by the Business which are allocable to the Earn-Out Period pursuant to the accrual method of accounting and pursuant to generally accepted principles of accounting employed by the Business consistently applied in arriving at net income for accounting purposes, subject to the following provisions and exceptions:

                 1.       Expenses shall include:

                                  (a)      the aggregate amount of all Taxes
                          (excluding all foreign, Federal, state and local income taxes, VAT or any other governmental or jurisdictional assessment of any kind computed using revenue or income as a basis for such assessment) imposed on the Business with respect to the particular period. Expenses shall not be reduced by any income tax refunds.

                                  (b)      all direct operating expenses paid
                          to third parties on the Dickson Group's behalf by the Acquiror, Acquisition Corp. or any of its Affiliates, with no mark-up to Dickson Group.

                                  (c)      the Acquiror's general corporate
                          overhead and administrative expenses, but only to the extent they reflect significant and extraordinary time and expenses incurred working directly for the benefit of the Dickson Group and an estimate of such expenses has been approved by the Shareholder Representative in advance.

                                  (d)      all negotiated cost transfers of
                          Acquiror including capital, labor, assets and services will be charged as expenses of the Dickson Group to the extent agreed to in writing by the Acquiror and the Shareholder Representative, which consent shall not be unreasonably withheld;

                                  (e)      All negotiated cost transfers from
                          the Dickson Group to Acquiror or any of its subsidiaries, including capital, labor, assets and services will be included as an expense reduction to the extent agreed to in writing by the Shareholder Representative and the Acquiror, which consent shall not be unreasonably withheld;

                                  (f)      all salaries, bonuses and costs of
                          benefits for the Dickson Group employees, including the Shareholders and any other Person in the Dickson Group management team, will be charged as expenses of the Dickson Group;

                                  (g)      The Acquiror will charge 8% APR
                          monthly to the Dickson Group on the daily balance of net funds advanced to the Dickson Group during the period.

                 2. Expenses shall not include any expense related to (i) all depreciation and amortization, (ii) material expenses associated with any new ventures by the Dickson Group, which are proposed by the Acquiror, unless agreed to by the Shareholder Representative in writing, (iii) any other expenses recovered by Acquiror through escrow deductions; and (iv) any extraordinary expenses or increases in existing expenses related to the Dickson Group's Benefit Plans resulting from the consummation of the transactions contemplated under this Agreement.

                 3. Expenses shall reflect such charges, recoveries, credits, adjustments and reallocations to reserve accounts with
         respect to all balance sheet and income statement   accounts as shall
         be necessary under GAAP.

                 4. The Dickson Group shall not be required to expense any items that otherwise could be capitalized in accordance with GAAP.

                                    ANNEX II
                        CALCULATION OF EARN-OUT PAYMENT

I. For the purposes of this Agreement by and among Acquiror; Acquisition Corp.; Dickson GMP; Dickson Marine, Dickson Nigeria; Servicios y Construcciones; Ventura Resources and Shareholder, the calculation of the Earn-Out Payment and the Net Earn-Out Payment for the period indicated in Section 2.07 of the Agreement shall be performed in the following manner:

         A. The Gross Earn-Out Payment shall be determined by subtracting $4,000,000 from the Dickson Group's EBTDA as determined in accordance with Annex I (Earn-Out EBTDA), and dividing the difference by 3,000,000 then multiplying the product times $11,500,000.

         B.      Deductions from Gross Earn-Out Payment:

                 1. Any short-fall in the amounts escrowed ($300,000) at closing to cover unidentified liabilities or reduction in assets to the balance sheet at closing (the Balance Sheet Adjustments);

                  2. Retainage for a portion of the estimated earned gross profit recognized on all contracts with work in progress at the end of the Earn-Out Period.

                 The Acquiror and the Shareholder Representative shall estimate the earned gross profit recognized during the Earn-Out Period on all contracts with work in progress at the end of the Earn-Out Period in accordance with GAAP.

                 The estimated earned gross profit shall be computed during the Earn-Out Period for each project in process as of the end of the Earn-Out Period on a job-by-job basis. The result shall then be multiplied by 3.833, then by 10%. The end product shall then be subtracted from the Earn-Out Payment and held as "Retainage".

II. Within 30 days of completion of each project identified as being in progress at the end of the Earn-Out Period, the Acquiror and the Shareholder Representative shall determine in good faith whether the estimated earned gross profit attributable to each project during the Earn-Out Period was fair and reasonable at the time such estimate was made, considering the facts and circumstances at the end of the Earn-Out Period.

         In the event such estimated earned gross profit at Earn-Out Period is deemed to be deficient due to some fact or circumstance occurring on or before the end of the Earn-Out Period but not included in such estimate, then a recalculation of the estimated earned gross profit shall be computed by the Acquiror and Shareholder Representative. The deficit between the original estimated earned gross profit and the recalculated earned gross profit as of the end of the Earn-Out Period shall be multiplied by 3.833, then 10% and the resulting product shall be paid from the Retainage to the Acquiror and any remaining Retainage attributable to that particular project will be within five (5) Business Days released to the Shareholders.

         In no case is the Acquiror able to recover any amount in excess of the Retainage amount on a job-by-job basis.


                    EXAMPLE OF EARN-OUT PAYMENT CALCULATION

----------------------------------------------------------------------------------------------------
       A           $          6,500,000         EBTDA From Annex I
----------------------------------------------------------------------------------------------------
       B                     (4,000,000)        Base EBTDA
----------------------------------------------------------------------------------------------------
       C           $          2,500,000         Net Earn-Out EBTDA
----------------------------------------------------------------------------------------------------
       D           $          3,000,000         Maximum Earn-Out EBTDA
----------------------------------------------------------------------------------------------------
       E                        .833333         Quotient (6 decimal points) ("C" divided by "D")
----------------------------------------------------------------------------------------------------
       F           $         11,500,000         Maximum Earn-Out Payment
----------------------------------------------------------------------------------------------------
       G           $          9,583,330         Gross Earn-Out Payment ("E" x "F")
----------------------------------------------------------------------------------------------------
       H           $            (83,330)        Short Fall in $300,000 Escrow as Defined in Escrow
                                                Agreement
----------------------------------------------------------------------------------------------------
       I           $           (500,000)        Retainage for Estimated Earned Gross Profit for
                                                Work in Progress at End of Escrow Period
----------------------------------------------------------------------------------------------------
                   $          9,000,000         Net Earn-Out Payment Due before Release of
                              =========         Retainage ("G" - "H" - "I")
----------------------------------------------------------------------------------------------------

                                   ANNEX III

                                    INDEX TO
                              DISCLOSURE SCHEDULES


Schedule 2.03(b)(i) - Purchase Price Allocation and Initial Shareholder's Instructions

Schedule 2.07 - Shareholder's Sharing Ratio

Schedule 3.01 - Ownership of Dickson Group

Schedule 4.02 - Jurisdictions

Schedule 4.04 - Consents, Absence of Conflicts

Schedule 4.05 - Capital Stock of the Dickson Group

Schedule 4.05(b) - Contracts to Sell Securities

Schedule 4.05(c) - Rights Affecting Capital Stock

Schedule 4.06(i) - Subsidiaries

Schedule 4.06(ii) - Affiliates

Schedule 4.07 - Absence of Changes

Schedule 4.08 - Affiliate Transactions

Schedule 4.09(a) - Scheduled Fee Lands

Schedule 4.09(b) - Scheduled Leases

Schedule 4.09(c) - Facilities Condition

Schedule 4.10 - Scheduled Tangible Personal Property

Schedule 4.11 - Scheduled Permits

Schedule 4.12 - Material Contracts

Schedule 4.12(b) - Included on Schedule 4.12





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                                                                               2

Schedule 4.13 - Scheduled Intellectual Property

Schedule 4.14 - Accounts Receivable

Schedule 4.16 - Debt

Schedule 4.18(a) - Tax Returns

Schedule 4.18(c) - Adverse Tax Claims

Schedule 4.18(d)

Schedule 4.18(f) -

Schedule 4.18(g) -

Schedule 4.18(i) -

Schedule 4.18(l) -

Schedule 4.18(m) -

Schedule 4.19 - Inventory

Schedule 4.20 - Litigation

Schedule 4.21 - Standard Terms of Sale and Purchase

Schedule 4.22(a) - Employee Matters

Schedule 4.22(b) - Collective Bargaining

Schedule 4.22(c) - Employment Agreement

Schedule 4.23(a) - Benefit Plans

Schedule 4.23(c)

Schedule 4.23(d) - Exceptions to Benefit Plans

Schedule 4.23(g)

Schedule 4.23(i)

Schedule 4.24 - Environmental Matters

Schedule 4.26 - Accounts

Schedule 4.27 - Insurance

Schedule 6.02





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                                                                               1

                                    ANNEX IV

                       TRANSCOASTAL MARINE SERVICES, INC.
                       PRINCIPAL TERMS OF PREFERRED STOCK


Dividends . . . . . . . . . . . . . . .    Dividends on the Preferred Stock are
                                           cumulative from the date of original
                                           issue and are payable quarterly,
                                           when and as declared, at the rate of
                                           _____% per annum of the $100
                                           liquidation preference (equivalent
                                           to an annual dividend rate of
                                           $_______ per share).  The Dividend
                                           rate will be established at the date
                                           of issuance and will be in the
                                           amount necessary to generate a
                                           market value equal to the
                                           Liquidation Preference.

Liquidation Preference  . . . . . . . .    $100 per share of Preferred Stock,
                                           plus an amount equal to accumulated,
                                           accrued and unpaid dividends
                                           (whether or not earned or declared).

Redemption  . . . . . . . . . . . . . .    The Preferred Stock is not
                                           redeemable prior to five years after
                                           issuance.  The Preferred Stock will
                                           be redeemed upon notice from the
                                           holder at any time after five years
                                           from the date of issuance.

Ranking . . . . . . . . . . . . . . . .    The Preferred Stock will rank on a
                                           parity with any authorized shares of
                                           preferred stock on the date of
                                           issuance and senior to Acquiror's
                                           Common Stock, including restricted
                                           Common Stock, with respect to the
                                           payment of dividends and the
                                           distribution of amounts upon
                                           liquidation, dissolution or winding
                                           up.

Voting Rights . . . . . . . . . . . . .    Holders of Preferred Stock will
                                           generally have no voting rights.
                                           However, whenever dividends on the
                                           shares of Preferred Stock are in
                                           arrears for six or more quarterly
                                           periods (whether or not
                                           consecutive), the holders of such
                                           shares (voting together as a single
                                           class with all other shares of any
                                           class or series of stock ranking on
                                           a parity with the Preferred Stock
                                           which are entitled to similar voting
                                           rights) will be entitled to vote for
                                           the election of two additional
                                           directors of the Acquiror until all
                                           dividends in arrears on outstanding
                                           shares of Preferred Stock have been
                                           paid or declared and set apart for
                                           payment.  In addition, certain
                                           changes to the terms of the
                                           Preferred Stock that
                                           would be materially adverse to the
                                           rights of holders of Preferred Stock
                                           cannot be made without the
                                           affirmative vote of holders of at
                                           least 6 2/3% of the outstanding
                                           shares of Preferred Stock and shares
                                           of any class or series of stock
                                           ranking on a parity with the
                                           Preferred Stock which are entitled
                                           to similar voting rights, voting as
                                           a single class.

Participation . . . . . . . . . . . . .    Dividends on the Preferred Stock
                                           will increase in accordance with an
                                           increase in the EBITDA of the
                                           Acquiror from and after the date of
                                           issuance until redeemed, as follows.
                                           Beginning in the first year after
                                           issuance, if EBITDA increases by 20%
                                           over the EBITDA for the year prior
                                           to the issuance, the Dividend rate
                                           will be increased by $0.25 per
                                           preferred share.  Similarly an
                                           increase in EBITDA by 40% will
                                           increase the dividend rate by $0.50
                                           per share and 60% or more by $0.75
                                           per share.  Distributions on the
                                           Common Stock including dividends,
                                           will entitle holders of the
                                           Preferred Stock to distributions on
                                           a pro rata basis.